Exhibit 99.5
Item 8: Financial Statements and Supplementary Data

Management’s Report on Internal Control Over Financial Reporting
Rohm and Haas Company’s (the “Company’s”) management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
Rohm and Haas Company’s management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control — Integrated Framework (COSO). Based on our assessment, management has concluded that, as of December 31, 2006, the Company’s internal control over financial reporting was effective based on those criteria.
Management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006 has been audited by PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm that audited the Company’s financial statements, as stated in their report, which is included herein.

/s/ Raj L. Gupta	/s/ Jacques M. Croisetiere

Raj L. Gupta	Jacques M. Croisetiere
Chairman, President and Chief Executive Officer	Executive Vice-President and Chief Financial Officer
February 28, 2007

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of Rohm and Haas Company:
We have completed integrated audits of Rohm and Haas Company’s consolidated financial statements and of its internal control over financial reporting as of December 31, 2006, in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.
Consolidated financial statements
In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Rohm and Haas Company and its subsidiaries at December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As discussed in Notes 9 and 23 during 2006, the Company adopted new financial accounting standards for defined benefit pension and other postretirement plans and share-based compensation.
Internal control over financial reporting
Also, in our opinion, management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting, that the Company maintained effective internal control over financial reporting as of December 31, 2006 based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
February 28, 2007, except with respect to our opinion on the consolidated financial statements, insofar as it relates to segments (Note 8), as to which the date is July 11, 2007

Rohm and Haas Company and Subsidiaries
Consolidated Statements of Operations

For the years ended December 31,	2006	2005	2004
(in millions, except per share amounts)
Net sales	$8,230	$7,885	$7,186
Cost of goods sold	5,747	5,512	5,070

Gross profit	2,483	2,373	2,116
Selling and administrative expense	1,041	1,008	998
Research and development expense	286	262	252
Interest expense	94	117	133
Amortization of intangibles	56	55	58
Restructuring and asset impairments	27	98	18
Loss on early extinguishment of debt	—	17	—
Share of affiliate earnings, net	10	9	6
Other (income), net	(53)	(43)	(35)

Earnings from continuing operations before income taxes, and minority interest	1,042	868	698
Income taxes	274	242	203
Minority interest	13	10	11

Earnings from continuing operations	$755	$616	$484

Discontinued operations:
Net (Loss) earnings of discontinued lines of business, net of income tax expense (benefit) of $14, ($16) and $3 in 2006, 2005 and 2004, respectively	(20)	21	13

Net earnings	735	637	497

Basic earnings per share (in dollars):
From continuing operations	$3.45	$2.78	$2.17
(Loss) income from discontinued operation	(0.09)	0.09	0.06

Net earnings per share	$3.36	$2.87	$2.23

Diluted earnings per share (in dollars):
From continuing operations	$3.41	$2.75	$2.16
(Loss) income from discontinued operation	(0.09)	0.10	0.06

Net earnings per share	$3.32	$2.85	$2.22

Weighted average common shares outstanding — basic	218.9	221.9	222.9
Weighted average common shares outstanding — diluted	221.2	223.9	224.2
See Notes to Consolidated Financial Statements

Rohm and Haas Company and Subsidiaries
Consolidated Statements of Cash Flows

For the years ended December 31,	2006	2005	2004
(in millions)
Cash Flows from Operating Activities
Net earnings	$735	$637	$497
Adjustments to reconcile net earnings to net cash provided by operating activities:
Loss (gain) on disposal of business, net of income taxes	16	1	(1)
Loss (gain) on sale of assets	7	(12)	(19)
Provision for allowance for doubtful accounts	6	11	11
Provision for deferred taxes	(37)	(66)	(32)
Restructuring and asset impairments	34	98	18
Depreciation	407	422	419
Amortization of finite-lived intangibles	58	59	62
Share-based compensation	48	50	22
Loss on extinguishment of debt	—	17	—
Premium paid on debt retirement	(6)	(46)	—
Changes in assets and liabilities
Accounts receivable	(30)	(123)	(123)
Inventories	(154)	(29)	11
Prepaid expenses and other current assets	3	8	13
Accounts payable and accrued liabilities	(44)	(15)	8
Federal, foreign and other income taxes payable	(96)	89	(21)
Payments to fund US pension plans	(137)	(125)	—
Other, net	30	(29)	60

Net cash provided by operating activities	840	947	925

Cash Flows from Investing Activities
Acquisitions of businesses affiliates and intangibles	(46)	(20)	(5)
Proceeds from disposal of business, net	256	—	8
Decrease (increase) in restricted cash	1	45	(49)
Cash received from consolidating joint venture	—	—	2
Proceeds from the sale of land, buildings and equipment	12	24	28
Capital expenditures for land, buildings and equipment	(404)	(333)	(322)
(Payments) proceeds to settle hedge of net investment in foreign subsidiaries	(22)	31	(23)

Net cash used by investing activities	(203)	(253)	(361)

Cash Flows from Financing Activities
Proceeds from issuance of long-term debt	23	70	71
Repayments of long-term debt	(182)	(411)	(13)
Purchase of common stock	(264)	(273)	—
Tax benefit on stock options	8	—	—
Proceeds from exercise of stock options	74	82	47
Net change in short-term borrowings	(50)	90	(42)
Payment of dividends	(283)	(250)	(217)

Net cash used by financing activities	(674)	(692)	(154)

Net (decrease) increase in cash and cash equivalents	(37)	2	410
Effect of exchange rate changes on cash and cash equivalents	64	(61)	19
Cash and cash equivalents at the beginning of the year	566	625	196

Cash and cash equivalents at the end of the year	$593	$566	$625

Supplemental Cash Flow Information

Cash paid during the year for:
Interest, net of amounts capitalized	$109	$147	$139
Income taxes, net of refunds received	381	251	224
See Notes to Consolidated Financial Statements

Rohm and Haas Company and Subsidiaries
Consolidated Balance Sheets

December 31,	2006	2005
(in millions, except share data)
Assets
Cash and cash equivalents	$593	$566
Restricted cash	3	4
Receivables, net	1,570	1,485
Inventories	984	798
Prepaid expenses and other current assets	254	269
Current assets of discontinued operations	7	50

Total current assets	3,411	3,172

Land, buildings and equipment, net of accumulated depreciation	2,669	2,642
Investments in and advances to affiliates	112	103
Goodwill, net of accumulated amortization	1,541	1,525
Other intangible assets, net of accumulated amortization	1,487	1,503
Other assets	324	476
Other assets of discontinued operations	9	274

Total Assets	$9,553	$9,695

Liabilities and Stockholders’ Equity
Liabilities:
Short-term obligations	$393	$121
Trade and other payables	684	611
Accrued liabilities	816	809
Income taxes payable	93	193
Current liabilities of discontinued operations	2	11

Total current liabilities	1,988	1,745

Long-term debt	1,688	2,074
Employee benefits	735	651
Deferred income taxes	754	902
Other liabilities	230	241
Other liabilities of discontinued operations	5	54

Total Liabilities	5,400	5,667

Minority Interest	122	111

Commitments and contingencies

Stockholders’ Equity:
Preferred stock; par value — $1.00; authorized — 25,000,000 shares; issued — no shares	—	—
Common stock; par value — $2.50; authorized — 400,000,000 shares; issued — 242,078,349 shares	605	605
Additional paid-in capital	2,214	2,152
Retained earnings	2,218	1,762

	5,037	4,519

Treasury stock at cost (2006 — 23,239,920 shares; 2005 — 20,115,637 shares)	(608)	(409)
ESOP shares (2006 — 8,585,684 shares; 2005 — 9,220,434 shares)	(82)	(88)
Accumulated other comprehensive loss	(316)	(105)

Total Stockholders’ Equity	4,031	3,917

Total Liabilities and Stockholders’ Equity	$9,553	$9,695

See Notes to Consolidated Financial Statements

Rohm and Haas Company and Subsidiaries
Consolidated Statements of Stockholders’ Equity

For the years ended December 31, 2006, 2005, and 2004
	Number of				Number of
	Shares of				Shares of			Accumulated
	Common		Additional		Treasury			Other	Total	Total
	Stock	Common	Paid-in	Retained	Stock	Treasury		Comprehensive	Stockholders’	Comprehensive
(in millions, except share amounts in thousands)	Outstanding	Stock	Capital	Earnings	Outstanding	Stock	ESOP	Income (Loss)	Equity	Income

2004
Balance January 1, 2004	223,125	$605	$2,002	$1,087	18,954	$(185)	$(100)	$(52)	$3,357
Net earnings				497					497	$497
Current period changes in fair value, net of taxes of $3								(6)	(6)	(6)
Reclassification to earnings, net of taxes of ($3)								5	5	5
Cumulative translation adjustment, net of taxes of ($59)								3	3	3
Change in minimum pension liability, net of taxes of $13								(30)	(30)	(30)

Total comprehensive income										$469

Repurchase of common stock
Common stock issued:
Stock-based compensation	2,136		60		(2,136)	19			79
ESOP							6		6
Tax benefit on ESOP				3					3
Common dividends ($0.97 per share)				(217)					(217)

Balance December 31, 2004	225,261	$605	$2,062	$1,370	16,818	$(166)	$(94)	$(80)	$3,697

2005
Net earnings				637					637	$637
Current period changes in fair value, net of taxes of ($4)								7	7	7
Reclassification to earnings, net of taxes of ($1)								2	2	2
Cumulative translation adjustment, net of taxes of $5								(13)	(13)	(13)
Change in minimum pension liability, net of taxes of $1								(21)	(21)	(21)

Total comprehensive income										$612

Repurchase of common stock	(5,974)				5,974	(273)			(273)
Common stock issued:
Stock-based compensation	2,676		90		(2,676)	30			120
ESOP							6		6
Tax benefit on ESOP				5					5
Common dividends ($1.12 per share)				(250)					(250)

Balance December 31, 2005	221,963	$605	$2,152	$1,762	20,116	$(409)	$(88)	$(105)	$3,917

2006
Net earnings				735					735	$735
Current period changes in fair value, net of taxes of ($5)								10	10	10
Reclassification to earnings, net of taxes of $6								(11)	(11)	(11)
Cumulative translation adjustment, net of taxes of $8								(2)	(2)	(2)
Change in minimum pension liability, net of taxes of ($11)								35	35	35

Total comprehensive income										$767

Adjustment to initially apply FASB Statement No. 158, net of tax of $127								(243)	(243)
Repurchase of common stock	(5,697)				5,697	(264)			(264)
Common stock issued:
Stock-based compensation	2,573		62		(2,573)	65			127
ESOP							6		6
Tax benefit on ESOP				4					4
Common dividends ($1.28 per share)				(283)					(283)

Balance December 31, 2006	218,839	$605	$2,214	$2,218	23,240	$(608)	$(82)	$(316)	$4,031

See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1: Organization and Summary of Significant Accounting Policies
Nature of Business
Rohm and Haas Company was incorporated in 1917 under the laws of the State of Delaware. Our shares are traded on the New York Stock Exchange under the symbol “ROH.” We are a leading specialty materials company that leverages science and technology in many different forms to design materials and processes that enable the products of our customers to work. We serve many different market places, the largest of which include: building and construction, electronics, packaging and paper, industrial and other, transportation, household and personal care, water and food. To serve these markets, we have significant operations in approximately 100 manufacturing and 32 research facilities in 27 countries. We have approximately 15,800 employees working for us worldwide.
Use of Estimates
Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In accordance with GAAP, we are required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements and accompanying notes. Actual results could differ from these estimates.
Reclassifications
Certain reclassifications have been made to prior year amounts to conform to the current year presentation.
Principles of Consolidation
Our Consolidated Financial Statements include the accounts of our company and subsidiaries. We consolidate all entities in which we have a controlling ownership interest. All of our significant entities are consolidated. We have no significant contractual requirements to fund losses of unconsolidated entities. Also in accordance with FIN 46R, “Consolidation of Variable Interest Entities,” we consolidate variable interest entities in which we bear a majority of the risk to the potential losses or gains from a majority of the expected returns.
We are the primary beneficiary of a joint venture deemed to be a variable interest entity. Each joint venture partner holds several equivalent variable interests, with the exception of a royalty agreement held exclusively between the joint venture and us. In addition, the entire output of the joint venture is sold to us for resale to third party customers. As the primary beneficiary, we consolidated the joint venture’s assets, liabilities, and results of operations in our Consolidated Financial Statements initially for the fiscal year ended December 31, 2004. As we previously accounted for this entity as an equity method investment, the cumulative impact of consolidation was not material to our net income. We did not consider this a variable interest entity at the initial adoption date of FIN 46R. However, based on our subsequent evaluation, we concluded this entity should be consolidated under FIN 46R. Accordingly, the Consolidated Financial Statements for the years ended December 31, 2006, 2005 and 2004 properly reflect the consolidated results of this variable interest entity.
We hold a variable interest in another joint venture, which we account for under the equity method of accounting. The variable interest relates to a cost-plus arrangement between the joint venture and each joint venture partner. We have determined that Rohm and Haas is not the primary beneficiary and therefore have not consolidated the entity’s assets, liabilities, and results of operations in our Consolidated Financial Statements. The entity provides manufacturing services to us and the other joint venture partner, and has been in existence since 1999. As of December 31, 2006, our investment in the joint venture was approximately $44 million, representing our maximum exposure to loss.
We use the equity method to account for our investments in companies in which we have the ability to exercise significant influence over operating and financial policies, generally 20-50% owned. Accordingly, our consolidated net earnings or loss include our share of the net earnings or loss of these companies.
We account for our investments in other companies that we do not control and for which we do not have the ability to exercise significant influence, which are generally less than 20%, under the cost method. In accordance with the cost method, the assets are recorded at cost or fair value, as appropriate.

All significant intercompany accounts, transactions and unrealized profits and losses are eliminated appropriately in consolidation from our financial results.
Foreign Currency Translation
We translate foreign currency amounts into U.S. dollars in accordance with GAAP. The majority of our operating subsidiaries in regions other than Latin America use the local currency as their functional currency. We translate the assets and liabilities of those entities into U.S. dollars using the appropriate exchange rates. We translate revenues and expenses using the average exchange rates for the reporting period. Translation gains and losses are recorded in accumulated other comprehensive income or (loss), net of taxes, which is a separate component of stockholders’ equity.
For entities that continue to use the U.S. dollar as their functional currency, we translate land, buildings and equipment, accumulated depreciation, inventories, goodwill and intangibles, accumulated amortization and minority interest at their respective historical rates of exchange. We translate all other assets and liabilities using the appropriate exchange rates at the end of period. Revenue, cost of goods sold and operating expenses other than depreciation and amortization are translated using the average rates of exchange for the reporting period.
Foreign exchange gains and losses, including recognition of open foreign exchange contracts, are credited or charged to income.
Cost of Goods Sold
Cost of goods sold as reported in the Consolidated Statements of Operations includes inbound freight charges, purchasing and receiving costs, inspection costs, internal transfer costs, and other distribution network charges.
Revenue Recognition
We recognize revenue when the earnings process is complete. This occurs when products are shipped to or received by the customer in accordance with the terms of the agreement, title and risk of loss have been transferred, collectibility is probable and pricing is fixed or determinable. The exception to this practice is for sales made under supplier-owned and managed inventory (“SOMI”) arrangements. We recognize revenue for inventory sold under SOMI arrangements when usage of inventory is reported by the customer, generally on a weekly or monthly basis. Revenues from product sales are recorded net of applicable allowances.
Customer payments received in advance are recorded as deferred revenue and recognized into income upon completion of the earnings process. We account for cash sales incentives as a reduction to revenue. Certain of our customers earn cash incentive rebates when their cumulative annual purchases meet specified measurement targets per the terms of their individual agreement. We record these rebate incentives as a reduction to revenue based on the customers’ progress against the specified measurement target. Non-cash sales incentives, such as product samples, are recorded as a charge to selling expense at the time of shipment.
Amounts billed to customers for shipping and handling fees are included in net sales, and costs we have incurred for the delivery of goods are classified as cost of goods sold in the Consolidated Statements of Operations.
Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable result from a sale of goods or services on terms that provide for future payment. They are created when an invoice is generated and are reduced by payments. We record an allowance for doubtful accounts as a best estimate of the amount of probable credit losses in our existing accounts receivable. We consider factors such as customer credit, past transaction history with the customer, and changes in customer payment terms when determining whether the collection of an invoice is reasonably assured. We review our allowance for doubtful accounts monthly. Past due balances over 90 days and over a specified amount are reviewed individually for collectibility. Receivables are charged off against the allowance for doubtful accounts when we feel it is probable the receivable will not be recovered.
Earnings Per Share
We use the weighted-average number of shares outstanding to calculate basic earnings per share. Diluted earnings per share include the dilutive effect of share-based compensation, such as stock options and restricted stock.

Cash and Cash Equivalents
Cash and cash equivalents include cash, time deposits and readily marketable securities with original maturities of three months or less.
Inventories
Our inventories are stated at the lower of cost or market. Approximately 50% of our inventory is determined by the last-in, first-out (LIFO) method. The remainder is determined by the first-in, first-out (FIFO) method.
Land, Buildings and Equipment, and Accumulated Depreciation
The value of our land, buildings and equipment is carried at cost less accumulated depreciation. These assets are depreciated over their estimated useful lives using straight-line methods. Construction costs, labor and applicable overhead related to construction and installation of these assets are capitalized. Expenditures for additions and improvements that extend the lives or increase the capacity of plant assets are capitalized. Maintenance and repair costs for these assets are charged to earnings as incurred. Repair and maintenance costs associated with planned major maintenance activities are expensed as incurred and are included in cost of goods sold. Replacements and betterment costs are capitalized. The cost and related accumulated depreciation of our assets are removed from the accounting records when they are retired or disposed.
Capitalized Software
We capitalize certain costs, such as software coding, installation and testing, that are incurred to purchase or create and implement internal use computer software in accordance with Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” The majority of our capitalized software relates to the implementation of our Enterprise Resource Planning (“ERP”) system which was completed in 2004.
Goodwill and Indefinite-Lived Intangible Assets
We consider this to be one of the critical accounting estimates used in the preparation of our Consolidated Financial Statements. We believe the current assumptions and other considerations used to value goodwill and indefinite-lived intangible assets to be appropriate. However, if actual experience differs from the assumptions and considerations used in our analysis, the resulting change could have a material adverse impact on the consolidated results of operations and statement of position.
In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill is assigned to reporting units, which may be one level below our operating segments. Goodwill is assigned to the reporting unit that benefits from the synergies arising from each particular business combination. Goodwill and indefinite-lived intangible assets are reviewed annually, or more frequently, if changes in circumstances indicate the carrying value may not be recoverable. To test for recoverability, we typically utilize discounted estimated future cash flows to measure fair value for each reporting unit. This calculation is highly sensitive to both the estimated future cash flows of each reporting unit and the discount rate assumed in these calculations. Our annual impairment review is as of May 31.
During 2006, 2005 and 2004, the annual impairment review was completed without any impairments identified.
Impairment of Long-Lived Assets
We consider this to be one of the critical accounting estimates used in the preparation of our Consolidated Financial Statements. We believe the current assumptions and other considerations used to evaluate the carrying value of long-lived assets to be appropriate. However, if actual experience differs from the assumptions and considerations used in our estimates, the resulting change could have a material adverse impact on the consolidated results of operations and statement of position.
Our long-lived assets, other than goodwill and indefinite-lived intangible assets which are discussed above, include land, buildings, equipment, long-term investments, and other intangible assets. Long-lived assets, other than investments, goodwill and indefinite-lived intangible assets, are depreciated over their estimated useful lives, and are reviewed for impairment whenever changes in circumstances indicate the carrying value of the asset may not be recoverable. Such circumstances would include items such as a significant decrease in the market price of a long-lived asset, a significant adverse change in the manner the asset is being used or planned to be used or in its physical condition or a history of operating or cash flow losses associated with the use of the asset. In addition, changes in the expected useful life of these long-lived assets may also be an impairment indicator. When such events or changes occur, we assess the recoverability of the asset by comparing the carrying value of the asset to the expected future undiscounted cash flows associated with the asset’s planned future use and eventual disposition of the asset, if applicable. If the carrying value of the asset is not determined to be recoverable, we estimate the fair value of the asset primarily from discounted future cash flows expected to result from the use of the assets and compare that to the carrying value of the asset. We utilize marketplace assumptions to calculate the discounted cash flows used in determining the asset’s fair value. If the carrying value is greater than the fair value, an impairment loss is recorded. In some circumstances the carrying value may be appropriate; however, the event that triggered the review of the asset may indicate a revision to the useful life of the asset. In such cases, we will accelerate depreciation to match the revised useful life of the asset.
The key variables that we must estimate include assumptions regarding sales volume, selling prices, raw material prices, labor and other benefit costs, capital additions, assumed discount rates and other economic factors. These variables require significant management judgment and include inherent uncertainties since they are forecasting future events. If such assets are considered impaired, an impairment loss is recognized equal to the amount by which the asset’s carrying value exceeds its fair value.
The fair values of our long-term investments are dependent on the financial performance and solvency of the entities in which we invest, as well as volatility inherent in their external markets. In assessing potential impairment for these investments, we consider these factors as well as the forecasted financial performance of the investment entities. If these forecasts are not met, we may have to record impairment charges.
Research and Development
We expense all research and development costs as incurred.
Litigation and Environmental Contingencies and Reserves
We consider this to be one of the critical accounting estimates used in the preparation of our Consolidated Financial Statements. We are involved in litigation in the ordinary course of business involving employee, personal injury, property damage and environmental matters. Additionally, we are involved in environmental remediation and spend significant amounts for both company-owned and third party locations. In accordance with GAAP, we are required to assess these matters to: 1) determine if a liability is probable; and 2) record such a liability when the financial exposure can be reasonably estimated. The determination and estimation of these liabilities are critical to the preparation of our financial statements.
In reviewing such matters, we consider a broad range of information, including the claims, demands, settlement offers received from governmental authorities or private parties, estimates performed by independent third parties, identification of other responsible parties and an assessment of their ability to contribute and our prior experience, to determine if a liability is probable and if the value is reasonably estimable. If both of these conditions are met, we record a liability. If we believe that no best estimate exists, we accrue the minimum in a range of possible losses, as we are required to do under GAAP. If we determine a liability to be only reasonably possible, we consider the same information to estimate the possible exposure and disclose the potential liability.
Our most significant reserves have been established for remediation and restoration costs associated with environmental issues. As of December 31, 2006, we have $141 million reserved for environmental related costs. We conduct studies and site surveys to determine the extent of environmental contamination and necessary remediation. With the expertise of our environmental engineers and legal counsel we determine our best estimates for remediation and restoration costs. These estimates are based on forecasts of future costs for remediation and change periodically as additional and better information becomes available. Changes to assumptions and considerations used to calculate remediation reserves could materially affect our results of operations. If we determine that the scope of remediation is broader than originally planned, discover new contamination, discover previously unknown sites or become subject to related personal injury or property damage claims, our estimates and assumptions could materially change.
We believe the current assumptions and other considerations used to estimate reserves for both our environmental and other legal liabilities are appropriate. These estimates are based in large part on information currently available and the current laws and regulations governing these matters. If additional information becomes available or there are changes to the laws or regulations or actual experience differs from the assumptions and considerations used in estimating our reserves, the resulting change could have a material impact on the consolidated results of our operations and statement of position.

Income Taxes
We consider this to be one of the critical accounting estimates used in the preparation of our Consolidated Financial Statements. We believe the current assumptions and other considerations used to determine our current year and deferred income tax provisions to be appropriate. However, if actual experience differs from the assumptions and considerations used, the resulting change could have a material impact on the consolidated results of operations and statement of position.
We use the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the estimated future consequences of temporary differences between the financial statement carrying value of assets and liabilities and their values as measured by tax laws. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.
Retirement Benefits
We consider this to be one of the critical accounting estimates used in preparation of our Consolidated Financial Statements. We believe the assumptions and other considerations used to determine our pension and postretirement benefit obligations to be appropriate. However, if actual experience differs from the assumptions and considerations used, the resulting change could have a material impact on the consolidated results of operations and statement of position.
We adopted the recognition provisions of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” for the fiscal year ended December 31, 2006. SFAS No. 158 requires employers to recognize the overfunded or underfunded projected benefit obligation of a defined benefit plan as an asset or liability in the statement of financial position. SFAS No. 158 also requires employers to recognize annual changes in gains or losses, prior service costs, or other credits that have not been recognized as a component of net periodic pension cost, net of tax, through other comprehensive income. As a result of the adoption of the recognition provisions of SFAS No. 158, we have recorded a $245 million increase to Accumulated other comprehensive loss in December 31, 2006 in Stockholders’ Equity.
Treasury Stock
Treasury stock consists of shares of Rohm and Haas stock that have been issued but subsequently reacquired. We account for treasury stock purchases under the cost method. In accordance with the cost method, we account for the entire cost of acquiring shares of our stock as treasury stock, which is a contra equity account. When these shares are reissued, we use an average cost method for determining cost. Proceeds in excess of cost are credited to additional paid-in capital.
Share-Based Compensation
We consider this to be one of the critical accounting estimates used in the preparation of our Consolidated Financial Statements. We have various share-based compensation plans for directors, executives and employees, which are comprised primarily of restricted stock, restricted stock units and stock option grants. Prior to 2003, we accounted for these plans under APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Accordingly, no compensation expense was recognized prior to 2003 for stock options.
Effective January 1, 2003, we prospectively adopted the fair value method of recording share-based compensation as defined in SFAS No. 123, “Accounting for Stock-Based Compensation.” As a result, we began to expense the fair value of stock options awarded to employees after January 1, 2003. The fair value is calculated using the Black-Scholes pricing model as of the grant date and is recorded as compensation expense over the appropriate vesting period, which is typically three years. We also calculate and record the fair value of our restricted stock awards in accordance with SFAS No. 123. Compensation expense is recognized over the vesting period, which is typically five years. Our policy is to issue treasury stock, not cash, to settle equity instruments granted under share-based payment agreements.
In December 2004, the Financial Accounting Standards Board (FASB) amended SFAS No. 123. This Statement supersedes APB No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. This Statement eliminates the prospective option we have applied under SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure,” and requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first interim or annual period after June 15, 2005. Due to the fact that the majority of our options issued prior to January 1,

2003, the date we adopted SFAS No. 123, vested as of June 15, 2005, the revised computations did not have a material impact on our financial statements.
Accounting for Derivative Instruments and Hedging Activities
We use derivative and non-derivative instruments to manage market risk arising out of changes in interest rates, foreign exchange rates, commodity prices and the U.S. dollar value of our net investments outside the U.S. These instruments are accounted for under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended.
We have established policies governing our use of derivative instruments. We do not use derivative instruments for trading or speculative purposes, nor are we a party to any leveraged derivative instruments or any instruments for which the fair market values are not available from independent third parties. We manage counter-party default risk by entering into derivative contracts with only major financial institutions of investment grade credit rating and by limiting the amount of exposure to each financial institution. Certain of our derivative instruments contain credit clauses giving each party the right to settle at market if the other party is downgraded below investment grade.
The accounting standards require that all derivative instruments be reported on the balance sheet at their fair values. For derivative instruments designated as fair value hedges, changes in the fair value of the derivative instruments generally offset the changes in fair value of the hedged items in the Consolidated Statements of Operations. For derivative instruments designated as cash flow hedges to reduce the variability of future cash flows related to forecasted transactions, the effective portions of hedges are recorded in accumulated other comprehensive income (loss) until the hedged items are realized and recorded in earnings. When cash flow hedges are terminated early but the underlying hedged forecast transactions are likely to occur, related gains or losses are deferred in accumulated other comprehensive income (loss) until the hedged items occur. Any ineffective portions of the hedges are recognized in current period earnings.
Changes in the value of derivative or non-derivative instruments, which are designated as, and meet all of the criteria for, hedges of net investments are recorded in accumulated other comprehensive income (loss) based on changes measured on a spot-to-spot basis of exchange rates. Ineffective portions of net investment hedges are charged to earnings.
Changes in the fair values are immediately recorded in current period earnings if derivative instruments were not designated as hedges or fail to meet the criteria as effective hedges.
Cash flows resulting from our hedging activities are reported under operating activities in our Consolidated Statements of Cash Flows, except for cash flows from derivatives hedges of net investments in foreign subsidiaries, which are reported separately under investing activities.
Note 2: Acquisitions and Dispositions of Assets
2006
In the second quarter of 2006, we determined that the global Automotive Coatings business became an Asset Held for Sale and qualified for treatment as a discontinued operation. We have reflected this business as such in our financial statements for all periods presented. On October 1, 2006, we completed the sale of our global Automotive Coatings business, excluding that business’ European operations, which was previously a business within our former Coatings reporting segment. Proceeds included $230 million, in cash, plus working capital adjustments as defined in the sale agreement. In January of 2007, we paid $9 million in closing working capital adjustments. In the fourth quarter of 2006, we recorded a pre-tax gain of $1 million in the sale. We expect to sell the European Automotive Coatings operations during 2007, dependent upon market conditions.
In accordance with EITF No. 93-17, “Recognition of Deferred Tax Assets for a Parent Company’s Excess Tax Basis in the Stock of a Subsidiary That is Accounted for as a Discontinued Operation,” we recorded certain tax/book basis differences resulting in the recognition of income taxes of $24 million, which is included in the net loss from discontinued operation at December 31, 2006.
In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” we compared the fair value of our expected disposal asset groupings and determined the net carrying value of one asset group was impaired by approximately $7 million pre-tax during the second quarter of 2006, which is included in the loss from the discontinued operation.
The following table presents the results of operations of our Automotive Coatings discontinued operation:

(in millions)	2006	2005	2004

Net sales from discontinued operation	$78	$109	$114

(Loss) earnings from discontinued line of business	(7)	5	16
Income tax benefit (expense)	3	17	(4)

(Loss) income from discontinued line of business, net of income tax	$(4)	$22	$12

Gain on sale of discontinued operation	$1	$—	$—
Income tax on sale of discontinued line of business	(23)	—	—

Loss on disposal of discontinued line of business	(22)	—	—

Net (loss) earnings from discontinued operation	$(26)	$22	$12

The following table presents the major classes of assets and liabilities of our Automotive Coatings discontinued operation:

(in millions)	2006	2005

Current assets of discontinued operation	$7	$50
Land, buildings and equipment, net	3	39
Investments in and advances to affiliates	—	43
Goodwill	4	76
Intangible assets	1	115
Other	1	1

Other assets of discontinued operation	9	274

Total Assets of discontinued operation	$16	$324

Current liabilities of discontinued operation	$2	$11
Deferred income based taxes	2	52
Other long-term liabilities	3	2

Other liabilities of discontinued operation	5	54

Total Liabilities of discontinued operation	$7	$65

During the fourth quarter of 2006, we also reversed $6 million in tax reserves related to a previously disposed business resulting from the favorable resolution of prior year tax contingencies.
In the second quarter of 2006, we acquired the net assets of Floralife® , Inc. (“Floralife”), a top global provider of post-harvest care products for the floral industry based in South Carolina, for approximately $22 million. As part of the purchase price allocation, $14 million was allocated to intangible assets, primarily consisting of licensed technology and customer relationships, $3 million to net working capital, $3 million to fixed assets, $6 million to goodwill and $4 million to deferred tax liabilities. The intangible assets primarily consist of definite-lived intangible assets with useful lives ranging from 5 to 9 years. Prior to this acquisition, we had a royalty agreement with Floralife under which we paid Floralife for the use of certain technologies. The acquisition by Rohm and Haas is intended to expand the portfolio of our AgroFresh™ business to include post-harvest flowers on a global basis. The proforma results of operations for Floralife for the years ended December 31, 2006 and 2005, respectively, are not material to the Rohm and Haas Consolidated Statements of Operations for those respective periods. The results of operations for Floralife are included in our Performance Materials Group business segment as of the second quarter of 2006. In January of 2007, we sold Floralife with the exception of certain technologies we will maintain to support the Performance Materials Group. This sale resulted in an immaterial after-tax gain in January 2007.

2005
We acquired the remaining shares of three consolidated subsidiaries for $20 million in 2005. There were no other significant acquisitions or dispositions.
2004
We had no significant acquisitions or dispositions during 2004. Effective January 1, 2004, we began consolidating the results of one of our joint ventures in accordance with FIN 46R. (See Note 1 to the Consolidated Financial Statements.)
Note 3: Provision for Restructuring and Asset Impairments
Severance and employee benefit costs associated with restructuring initiatives are primarily accounted for in accordance with SFAS No. 112, “Employers’ Accounting for Postemployment Benefits.” Asset impairment charges are accounted for in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets.” The following net restructuring and asset impairment charges were recorded for the three years ended December 31, 2006, 2005 and 2004, respectively, as detailed below:
Restructuring and Asset Impairments

(in millions)	2006	2005	2004

Severance and employee benefits (net)	$23	$19	$18
Asset impairments, net of gains on sales	2	79	2
Other, including contract lease termination penalties	2	—	(2)

Amount charged to earnings	$27	$98	$18

Restructuring and Asset Impairments by Business Segment

Pre-Tax
(in millions)
Business Segment	2006	2005	2004

Paint and Coatings Materials	$4	$—	$1
Packaging and Building Materials	5	54	9
Primary Materials	2	—	1

Specialty Materials Group	$11	54	11
Electronic Materials Group	(1)	31	3
Performance Materials Group	8	20	—
Salt	5	—	—
Corporate	4	(7)	4

Total	$27	$98	$18

Restructuring by Initiative

	Severance and	Contract and lease
	Employee	termination and
(in millions)	benefits	other costs	Total
2006 Initiatives:
Initial Charge	$26	$—	$26
Payments	(3)	—	(3)
Changes in estimate	(1)	—	(1)

December 31, 2006 ending balance	22	—	22

2005 Initiatives:
Initial Charge	$36	$1	$37
Payments	(3)	(1)	(4)
Changes in estimate	—	—	—

December 31, 2005 ending balance	33	—	33
Payments	(19)	—	(19)
Changes in estimate	(1)	2	1

December 31, 2006 ending balance	13	2	15

2004 Initiatives:
Initial Charge	$33	$1	$34
Payments	(3)	—	(3)
Changes in estimate	(3)	—	(3)

December 31, 2004 ending balance	27	1	28
Payments	(19)	—	(19)
Changes in estimate	(5)	(1)	(6)

December 31, 2005 ending balance	3	—	3
Payments	(2)	—	(2)
Changes in estimate	(1)	—	(1)

December 31, 2006 ending balance	—	—	—

Balance at December 31, 2006	$35	$2	$37

The restructuring reserve balances presented are considered adequate to cover committed restructuring actions. Cash payments related to severance and employee benefits will be paid out over the next 12 months.
Restructuring Initiatives
2006 Initiatives
For the year ended December 31, 2006, we recorded approximately $26 million of expense for severance and associated employee benefits associated with the elimination of 329 positions, primarily in our Paint and Coating Materials, Performance Materials and Salt segments, concentrated in North America, and several North American support services functions. Our management approved restructuring initiatives to implement organizational alignments to support our Vision 2010 strategy and to further improve the efficiency of our manufacturing network. The organizational alignments include a more streamlined business structure, and deployment of resources to higher growth markets. The restructuring charge also includes ongoing efficiency initiatives in North American Chemical and Salt businesses. The staffing reductions relate to several of our manufacturing operations and are a direct result of changes in the execution of existing processes and productivity improvements, while support services staffing reductions are made possible as we continue to capitalize on the enhancements achieved through the implementation of our Enterprise Resource Planning system. This charge was offset by $1 million of favorable adjustments to adequately reflect changes in estimates of remaining obligations related to severance payments within our global Graphic Arts business, within our Packaging & Building Materials segment, initiative announced in the first quarter of 2006.
Of the 329 positions identified under total 2006 restructuring initiatives, 68 positions have been eliminated as of December 31, 2006.

2005 Initiatives
For the year ended December 31, 2005, our management approved restructuring initiatives to further improve the efficiency of our manufacturing network and support organization across several of our business segments. The 2005 restructuring initiatives involved the closing or partial shutdown of manufacturing facilities in North America, the United Kingdom and Germany, in addition to a North American research and development facility. Included in the net $19 million restructuring expense for 2005 are provisions for severance and employee benefits of $36 million for 590 employees company-wide, impacting virtually all areas including sales and marketing, manufacturing, administrative support and research personnel. Employee separation benefits varied depending on local regulations within certain foreign countries that were affected by the restructuring initiatives.
Severance and employee benefit costs related to the 2005 initiatives include $2 million for the closure of our Wytheville, VA Powder Coatings plant and subsequent consolidation of our North American Powder Coatings operations. In addition, $25 million of charges related to the manufacturing realignments to improve operating efficiencies and reduce excess capacity across several of our chemical businesses in the European region. An additional $3 million was recorded in severance and employee benefit costs for the realignment of the Electronic Materials segment manufacturing, research and development and sales and marketing organizations in Europe and North America in order to be closer to our customer base and to increase operating efficiencies. Lastly, $6 million in severance and employee benefit costs were incurred for several smaller reduction in force efforts within our Electronic Materials and Packaging and Building Materials segments, and administrative support functions initiated throughout the year. In addition to severance and employee benefit costs, $1 million was recorded for contract and lease terminations.
During 2006, we reversed $1 million of severance and employee benefit charges related to total 2005 initiatives. In addition, we recorded $2 million for contract lease obligations associated with a restructuring initiative announced in the fourth quarter of 2005.
Of the initial 590 positions identified, we reduced the total number of positions to be affected by these initiatives by 37 to 553 positions in total. As of December 31, 2006, 470 positions have been eliminated.
2004 Initiatives
For the years ended December 31, 2006 and 2005, we reversed $1 million and $5 million, respectively, of severance and employee benefit charges relating to total 2004 restructuring initiatives.
Of the initial 500 positions identified, we reduced the total number of positions to be affected by these initiatives by 123 to 377 positions in total. As of December 31, 2006, 377 positions have been eliminated.
Asset Impairments
2006 Impairments
For the year ended December 31, 2006, we recognized approximately $3 million of fixed asset impairment charges associated with the restructuring of our global Graphic Arts business within our Packaging and Building Materials segment. This charge was offset by $1 million for sales of previously impaired assets.
In 2006, we recorded a $7 million asset impairment related to our discontinued operation. See Note 2 to the Consolidated Financial Statements for more information.
2005 Impairments
In 2005, $81 million of asset impairments were recognized for the impairment of certain finite-lived intangible assets and fixed assets across several of our chemical businesses and our Electronic Materials segment. During 2005, gains on sales of previously impaired assets offset the total asset impairment charge by $2 million. In the fourth quarter of 2005 we recorded asset impairment charges of $40 million for certain finite-lived intangible and fixed assets, primarily related to the closure or partial shutdown of 5 manufacturing facilities in the United Kingdom and Germany, in addition to a North American research and development facility, within our Packaging and Building Materials and Electronic Materials segments and Powder Coatings business. During 2005, we recorded an asset impairment charge of $29 million for certain finite-lived intangible and fixed assets related to certain product lines within our Packaging and Building Materials segment. These product lines have suffered dramatic declines in both volume and profitability due to recent increases in raw material costs, coupled with aggressive pricing by our competition. We determined that the significant volume declines in these product lines were not recoverable and that related finite-lived intangibles and fixed assets were impaired. Fair value was determined based upon current business conditions, using cash flow analyses. In addition, we recognized $12 million of asset impairment charges, of which approximately $9 million related to the closing of our Wytheville, VA Powder Coatings plant, approximately $2 million related to the impairment of certain finite-lived intangible and fixed assets related to our Electronic Materials segment, and the remaining $1 million related to several smaller fixed asset impairments.
2004 Impairments
In 2004, we recognized $2 million in asset impairment charges primarily related to an administrative support initiative announced in the second quarter.
Note 4: Other Income, Net
We recorded other income, net of $53 million, $43 million and $35 million during the years ended December 31, 2006, 2005 and 2004, respectively. The major categories of our other income, net are summarized in the following table:

(in millions)	2006	2005	2004

Royalty income	$4	$3	$2
Foreign exchange losses and related hedging costs	(16)	(8)	(19)
Interest income	27	17	9
Sales of real estate	3	12	11
Sale of remaining interest in European Salt business	—	—	8
Other, net	35	19	24

Total	$53	$43	$35

Note 5: Financial Instruments
We denominate our business transactions in a variety of foreign currencies, finance our operations through long- and short-term borrowings, and purchase raw materials at market prices. Accordingly, changing market prices for foreign currencies and commodities and changing interest rates materially impact our earnings, cash flows and the fair values of our assets and liabilities. Our operating and financing plans include actions to reduce, but not eliminate, the uncertainty associated with these changes including the use of derivative instruments. (See Note 1 to our Consolidated Financial Statements.)
Currency Hedges
We enter into foreign exchange option and forward contracts in order to reduce the risk associated with variability in our operating results from foreign-currency-denominated earnings, cash flows, assets and liabilities. We direct these hedging efforts toward three distinct currency hedging objectives:
(1)	To preserve the U.S. dollar values of anticipated non-U.S. dollar cash flows and earnings, primarily with respect to transactions forecast to occur within a one-year period;

(2)	To prevent changes in the values of assets and liabilities denominated in currencies other than the legal entity’s functional currency which may create undue earnings volatility (we refer to this hedging activity as “asset and liability hedging”); and

(3)	To hedge the dollar values of our net investments in operations outside the U.S.
During 2006, non-dollar currencies in which we transacted business were stronger, on average, compared with the prior-year period. These currencies had a $2 million favorable impact on our 2006 earnings compared with 2005, net of all currency hedging. At the beginning of 2006, the dollar was close to its strongest point, and throughout 2006 it continued to weaken against most currencies. At December 31, 2006, the basket of currencies in which our operations are invested was stronger against the dollar than at December 31, 2005. This strengthening was recorded as a $2 million cumulative translation adjustment loss during 2006, net of losses from net investment hedges.

Hedges entered to preserve the U.S. dollar values of anticipated non-U.S. dollar cash flows and earnings
We generally purchase options which give us the right, but not the obligation, to sell the underlying currencies when the cash flows denominated in those currencies are forecast to occur. In this way, the premiums paid for the options represent the maximum cost of the hedge. If, when the forecast transactions occur, the underlying currencies have strengthened, the options become worthless and are expensed. In this case, the dollar values of the underlying forecast non-dollar cash flows and earnings are higher than anticipated. If the underlying currencies have weakened, the options are exercised and the underlying currencies are sold at the stronger historical rate, thus preserving the dollar values of the forecast non-dollar cash flows.
These contracts are designated as foreign currency cash flow hedges covering portions of our twelve month forecasted non-dollar cash flows and mature when the underlying cash flows being hedged are forecast to occur. Because the options are considered highly effective hedges, the cash value less cost will be reflected in earnings when the contracts mature. These contracts are marked-to-market at each balance sheet date with changes in fair value prior to maturity recorded in accumulated other comprehensive income (loss). For the year ended December 31, 2006, these contracts depreciated in value resulting in a $2 million after-tax loss, which is recorded in accumulated other comprehensive income (loss). In 2005, these contracts appreciated in value resulting in a $4 million accumulated after-tax gain, which was recorded in accumulated other comprehensive income (loss). For the years ended December 31, 2006, 2005 and 2004, after-tax losses of $2 million, $1 million and $7 million, respectively, were recorded in earnings related to foreign currency cash flow hedges that matured during the respective periods. Changing market conditions will impact the actual amounts recorded to earnings during the following twelve-month periods. Both the effective and ineffective portions of foreign currency cash flow hedges recorded in the Consolidated Statements of Operations are classified in other income, net.
As of December 31, 2006 and 2005, we maintained hedge positions of immaterial amounts that were effective as foreign currency cash flow hedges from an economic perspective but did not qualify for hedge accounting under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended. Such hedges consisted primarily of emerging market foreign currency option and forward contracts, and have been marked-to-market through income, with an immaterial impact on earnings.
Asset and liability hedging
We contract with counter-parties to buy and sell foreign currencies to offset the impact of exchange rate changes on recognized assets and liabilities denominated in non-functional currencies, including inter-company loans. These contracts generally require exchange of one foreign currency for another at a fixed rate at a future date. These contracts have maturities generally less than twelve months. All contracts are marked-to-market at each balance sheet date with changes in fair value recorded in other income, net. For the years ended December 31, 2006 and 2005, after-tax losses of $7 million and $23 million, respectively, were recorded in earnings for these contracts. These losses were largely offset by gains resulting from the impact of changes in exchange rates on recognized assets and liabilities denominated in non-functional currencies. For the year ended December 31, 2004, after-tax gains of $6 million was recorded in earnings for these contracts. These gains were largely offset by losses resulting from the impact of changes in exchange rates on recognized assets and liabilities denominated in non-functional currencies.
Net investment hedging
We utilize foreign exchange forward and currency collar contracts together with non-dollar borrowings to hedge the dollar values of our net investments in foreign operating units in Europe, Japan and Canada. These derivative instruments and non-dollar borrowings are designated as hedges of net investments. Accordingly, the effective portions of foreign exchange gains or losses on these hedges are recorded as part of the cumulative translation adjustment, which is part of accumulated other comprehensive income (loss). As of December 31, 2006, $134 million in after-tax losses were recorded in cumulative translation adjustment, representing the effective portions of foreign exchange losses on these hedges. Of this amount, $53 million in after-tax losses at December 31, 2006 was related to long-term Euro and Japanese Yen borrowings and the remainder was related to exchange forward and currency collar contracts. As of December 31, 2005, $66 million in after-tax losses were recorded in cumulative translation adjustment, representing the effective portions of foreign exchange losses on these hedges. Of this amount, $34 million in after-tax losses at December 31, 2005 was related to long-term Euro and Japanese Yen borrowings and the remainder was related to exchange forward and currency collar contracts.

Total derivative and non-functional currency liabilities designated as hedges of net investments outstanding at December 31, 2006 were $1,488 million compared to $1,259 million outstanding at December 31, 2005. The majority of the increase is due to additional hedging to reduce our exposure related to our European and Japanese net investments.
Included in other comprehensive income (loss) as cumulative translation adjustment were gains of $10 million and $12 million for the years ended December 31, 2006 and 2005, respectively, all net of related hedge gains and losses.

		Foreign
		Currency
	Hedges	Translation	Cumulative
(in millions)	of Net	Impact on Net	Translation
Gains/(Losses)	Investment	Investment	Adjustment

Balance as of December 31, 2004	$(140)	$165	$25
Changes in fair value	74	(87)	(13)

Balance as of December 31, 2005	$(66)	78	12
Changes in fair value	(68)	66	(2)

Balance as of December 31, 2006	$(134)	$144	$10

The amounts that were considered ineffective on these net investment hedges were recorded in interest expense. Interest expense was decreased by $19 million, $9 million and $1 million for the years ended December 31, 2006, 2005 and 2004, respectively.
Commodity Hedges
We use commodity swap, option and collar contracts to reduce the effects of changing raw material prices. These contracts were designated and accounted for as cash flow hedges. The notional value of commodity hedges outstanding at December 31, 2006 and 2005 was $6 million and $25 million, respectively.
Included in accumulated other comprehensive income (loss) at December 31, 2006 and 2005 are a $1 million after-tax loss, and an immaterial amount, respectively, which represents the accumulated market value changes in those outstanding commodity swap, option and collar contracts. These contracts are considered highly effective as hedges and will mature consistent with our purchases of the underlying commodities during the following twenty-four month period. The actual amounts to be recorded in earnings when these contracts mature will depend upon spot market prices when these contracts mature. For the years ended December 31, 2006, 2005 and 2004, $14 million in losses, and $6 million and $3 million in gains, respectively, were recorded as components of costs of goods sold with the related tax effect recorded in tax expense with respect to those commodity swap, option and collar contracts maturing during the same periods.
Interest Rate Hedges
To reach a desired level of floating rate debt we utilize interest rate swap agreements to convert specific fixed rate debt issuances into variable rate debt. These interest rate swaps are designated as fair value hedges.
In 2001, we entered into interest rate swap agreements with a notional value of $950 million, which converted the fixed rate components of the $451 million notes due July 15, 2004 and the $500 million notes due July 15, 2009 to a floating rate based on three-month LIBOR. During December 2003, we redeemed the $451 million notes early, and terminated the related interest rate swap agreements with a $450 million notional value. During May 2004, we terminated the $500 million notional value interest rate swap agreements and received $43 million in proceeds. These proceeds were being amortized as reductions to interest expense over the remaining life of the $500 million notes. During March 2005, we redeemed $400 million and during 2006 we retired the remaining $100 million of the notes maturing on July 15, 2009. The unamortized portion of the related interest rate swap proceeds reduced the early retirement loss that was recorded with respect to this redemption.
During October 2003 and May 2004, we entered into interest rate swap agreements with a notional value totaling 400 million Euro, which converted the fixed rate components of 400 million Euro notes due March 9, 2007 to a floating rate based on six-month EURIBOR. In September 2005, we terminated 240 million Euro of these interest rate swap contracts in connection with an exchange whereby we retired 240 million Euro of the notes due March 9, 2007, in exchange for newly issued notes due September 15, 2012. The $3 million proceeds received from the termination of the interest rate swap contracts are being amortized as a reduction to interest expense over the 7-year life of the newly issued Euro-notes.
The changes in fair value of interest rate swap agreements are marked-to-market through income together with the offsetting changes in fair value of the underlying notes using the short cut method of measuring effectiveness. As a result, the carrying amount of these notes decreased by an immaterial amount at December 31, 2006, and increased by $1 million at December 31, 2005, while the fair value of the swap agreements were reported as other assets in the same amount.
In September 2005, we entered into a LIBOR rate lock agreement with a bank to hedge against changes in long-term interest rates in anticipation of a long-term debt issuance, a cash flow hedge. As of December 31, 2006 and 2005, $7 million and $1 million, respectively, of after-tax deferred net gains on the interest rate lock are in accumulated other comprehensive income (loss) and are expected to be reclassified into earnings upon issuance of the long-term debt. Changing market conditions will impact the actual amounts recorded to earnings upon issuance of the long-term debt.
The following table sets forth the net fair value of hedges and the net fair value of foreign-denominated debt issuances outstanding as of December 31, 2006.

	Hedge Designation

(in millions)	Fair Value	Cash Flow		Net Investment		Other

Derivatives-net asset/(liability):
Currency hedges	$—	$2		$—		$(3)
Long-term investments in foreign subsidiaries (net investments)	—	—		(23)		—
Commodity hedges	—	(2)		—		—
Interest rate hedges	—	11		—		—

Total derivatives	—	11	(a)	(23	)(b)	(3	)( c )
Debt:
Long-term investments in foreign subsidiaries (net investments)	—	—		(484	)(d )	—

Total	$—	$11		$(507)		$(3)

(a)	Comprises assets of $13 million and liabilities of $2 million.

(b)	Comprises assets of $10 million and liabilities of $33 million.

(c)	Comprises assets of $3 million and liabilities of $6 million.

(d)	Represents fair value of foreign denominated debt issuances formally designated as a hedge of net investment.

Note 6: Fair Values and Carrying Amounts of Financial Instruments
In determining the fair value of our financial instruments, we use a variety of methods and assumptions that are based on market conditions and risks existing at each balance sheet date as follows:
➢	Cash and cash equivalents, restricted cash, accounts receivable, accounts payable and notes payable — the carrying amount approximates fair value due to the short maturity of these instruments.
➢	Short- and long-term debt — quoted market prices for the same or similar issues at current rates offered to us for debt with the same or similar remaining maturities and terms.
➢	Interest rate swap agreements — market prices of the same or similar agreements quoted as of the balance sheet date.
➢	Foreign currency option contracts — Black-Scholes calculation using market data as of the balance sheet date.
➢	Foreign currency forward and swap agreements — application of market data as of the balance sheet date to contract terms.
➢	Commodity swap, option and collar contracts — counter-party quotes as of the balance sheet date.
All methods of assessing fair value result in a general approximation of value and such value may never actually be realized.
The carrying amounts and fair values of material financial instruments at December 31, 2006 and 2005 are as follows:
Asset/(Liability)

	2006		2005
	Carrying		Carrying
(in millions)	Amount	Fair Value	Amount	Fair Value

Short-term debt	$(393)	$(393)	$(121)	$(121)
Long-term debt	(1,899)	(2,128)	(2,050)	(2,424)
Interest rate swap agreements	—	—	1	1
Interest rate lock agreements	11	11	2	2
Foreign currency options	2	2	6	6
Foreign exchange forward and swap contracts	(26)	(26)	13	13
Natural gas swap agreements	(2)	(2)	—	—
Note 7: Income Taxes
Earnings from continuing operations before income taxes, minority interest and cumulative effect of accounting change earned within or outside the United States from continuing operations are shown below:

(in millions)	2006	2005	2004

United States
Parent and Subsidiaries	$688	$520	$369
Affiliates	—	(2)	1
Foreign
Subsidiaries	344	340	322
Affiliates	10	10	6

Earnings from continuing operations before income taxes and minority interest	$1,042	$868	$698

The provision for income taxes from continuing operations before cumulative effect of accounting change is composed of:

(in millions)	2006	2005	2004

Income taxes on U.S. earnings
Federal
Current	$208	$172	$128
Deferred	(18)	(47)	(20)

State and other	8	9	2

Total taxes on U.S. earnings	198	134	110

Taxes on foreign earnings
Current	99	127	105
Deferred	(23)	(19)	(12)

Total taxes on foreign earnings	76	108	93

Total Income Taxes	$274	$242	$203

The provision for income tax expense (benefit) attributable to items other than continuing operations is shown below:

(in millions)	2006	2005	2004

Discontinued lines of business	$14	$(16)	$3
Deferred income taxes reflect temporary differences between the valuation of assets and liabilities for financial and tax reporting. Details at December 31, 2006 and 2005 were:

(in millions)	2006	2005

Deferred tax assets related to:
Compensation and benefit programs	$288	$286
Asset impairments and restructuring reserves	15	26
Accruals for waste disposal site remediation	28	38
All other	113	112

Total deferred tax assets	444	462

Deferred tax liabilities related to:
Intangible assets	504	524
Depreciation and amortization	383	428
Pension programs	5	80
All other	109	137

Total deferred tax liabilities	1,001	1,169

Net deferred tax liability	$557	$707

At December 31, 2006, we had foreign net operating losses of $431 million and state net operating losses of $1,603 million, all of which substantially carry a full valuation allowance. Of these, $252 million have no expiration and the remaining will expire in future years as follows: $138 million in 2007, $43 million in 2008, $47 million in 2009, $59 million in 2010, $39 million in 2011 and the remaining balance in other years.
Deferred taxes, which are classified into a net current and non-current balance by tax jurisdiction, are presented in the balance sheet as follows:

(in millions)	2006	2005

Prepaid expenses and other current assets	$149	$168
Other assets	52	29
Accrued liabilities	4	2
Deferred income taxes	754	902

Net deferred tax liability	$557	$707

The effective tax rate on pre-tax income differs from the U.S. statutory tax rate due to the following:

	2006	2005	2004
	%	%	%

Statutory tax rate	35.0	35.0	35.0
U.S. business credits	(2.7)	(2.3)	(2.8)

Foreign, including credits	(5.4)	(2.1)	(2.7)
Change in tax contingencies	0.3	(3.0)	—

Other, net	(0.9)	0.3	(0.4)
Effective tax rate	26.3	27.9	29.1
Deferred income taxes have been provided for the un-remitted earnings of foreign subsidiaries and affiliates which have not been reinvested abroad indefinitely. Approximately $216 million, $61 million and $11 million at December 31, 2006, 2005 and 2004, respectively, of net foreign subsidiary and affiliate foreign earnings have been deemed permanently reinvested abroad. Due to the timing and circumstances of repatriation of such earnings, if any, it is not practicable to determine the unrecognized deferred tax liability relating to such amounts. No accrual of United States income tax has been made for years ended 2006, 2005 and 2004 related to these permanently reinvested earnings as there was no plan in place to repatriate any of these foreign earnings to the United States as of the end of the year.
NOTE 8: Segment Information
On January 1, 2007, we reorganized our segments to create a more market-focused business structure. In addition to reorganizing our business structure, we adopted a simplified methodology for allocating shared service costs across all business units in order to provide improved management reporting through ease of administration and enhanced transparency of costs, as well as a simpler transfer pricing methodology which is intended to reduce volatility in earnings on internal sales and more accurately represent the value that is created in our integrated acrylic chain businesses. The following segment profiles reflect the new structure.
We operate six reportable segments: Primary Materials, Paint and Coatings Materials, Packaging and Building Materials, Electronic Materials Group, Performance Materials Group, and Salt. Paint and Coatings Materials, Packaging and Building Materials and Primary Materials are managed under one executive as the Specialty Materials Group. The Electronic Materials Group and Performance Materials Group reportable segments aggregate businesses. The reportable operating segments and the types of products from which their revenues are derived are discussed below.
➢	Paint and Coatings Materials

This business produces acrylic emulsions and additives that are used primarily to make decorative and industrial coatings. Its products are critical components used in the manufacture of architectural paints used by do-it-yourself consumers and professional contractors. Paint and Coatings Materials products are also used in the production of industrial coatings (for use on wood, metal, and in traffic paint); in construction applications (for use in roofing materials, insulation, and cement modification); and floor care products.

➢	Packaging and Building Materials

This business offers a broad range of polymers; additives; and formulated value-added products (which utilize a broad range of chemistries and technologies, including our world-class acrylic technology). Its products are used in a wide range of markets, including: packaging and paper, building and construction, durables and transportation, and other industrial markets. Product lines include: additives for the manufacture of plastic and vinyl products, packaging, pressure sensitive, construction, and transportation adhesives, as well as polymers and additives used in textile, graphic arts, nonwoven, paper and leather applications.

➢	Primary Materials

This business produces methyl methacrylate, acrylic acid and associated esters as well as specialty monomer products which are building blocks used in our downstream polymer businesses and which are also sold externally. Internal consumption of Primary Materials products is principally in the Paint and Coatings Materials and Packaging

and Building Materials businesses. Primary Materials also provides polyacrylic acid (PAA) dispersants, opacifiers and rheology modifiers/thickeners to the global household and industrial markets.

➢	Electronic Materials Group

The Electronic Materials Segment provides cutting-edge technology for use in telecommunications, consumer electronics and household appliances. It is comprised of three aggregated businesses: Circuit Board Technologies, Packaging and Finishing Technologies, and Semiconductor Technologies. The Circuit Board Technologies business develops and delivers the technology, materials and fabrication services for increasingly powerful, high-density circuit boards in computers, cell phones, automobiles and many other electronic devices. Our Packaging and Finishing Technologies business develops and delivers innovative materials and processes that boost the performance of a diverse range of electronic, optoelectronic and industrial packaging and finishing applications. The Semiconductor Technologies business develops and supplies integrated products and technologies on a global basis enabling our customers to drive leading-edge semiconductor design to boost performance of semiconductor devices powered by smaller and faster chips. This business also develops and delivers materials used for chemical mechanical planarization, the process used to create the flawless surfaces required to allow manufacturers to make faster and more powerful integrated circuits and electronic substrates.

➢	Performance Materials Group

This business group represents our expertise in enabling technologies that meet growing societal needs in the areas of water, food, health care and energy. It is comprised of the operating results of Process Chemicals and Biocides, Powder Coatings, and other smaller business units. Its products include: ion exchange resins; sodium borohydride, biocides, polymers and additives used in personal care applications and other niche technologies.

➢	Salt

The Salt business houses the Morton Salt name including the well known image of the Morton Salt Umbrella Girl and the familiar slogan, “when it rains it pours.” This business also encompasses the leading table salt brand in Canada, Windsor Salt. Salt’s product offerings extend well beyond the consumer market to include salts used for food processing, agriculture, water conditioning, highway ice control and industrial processing applications.

The table below presents net sales by business segment. Segment eliminations are presented for intercompany sales between segments.

(in millions)	2006	2005	2004

Paint and Coatings Materials	$2,050	1,888	1,630
Packaging and Building Materials	1,776	1,766	1,660
Primary Materials	1,979	1,904	1,429
Elimination of Inter-segment Sales	(1,102)	(1,001)	(690)

Specialty Materials Group	$4,703	4,557	4,029
Electronic Materials Group	1,564	1,332	1,250
Performance Materials Group	1,134	1,071	1,078
Salt	829	925	829

Total	$8,230	$7,885	$7,186

The table below presents summarized financial information about our reportable segments:

		Packaging
	Paint and	and		Specialty	Electronic	Performance
2006	Coatings	Building	Primary	Materials	Materials	Materials
(in millions)	Materials	Materials	Materials	Group	Group	Group	Salt	Corporate	Total

Earnings (loss) from continuing operations (1)	$258	$136	$158	$552	$243	$77	$40	$(157)	$755
Share of affiliate earnings, net	—	1	—	1	9	—	—	—	10
Depreciation	55	57	87	199	56	50	77	21	403
Amortization	1	9	1	11	17	20	7	1	56
Segment assets	848	1,667	976	3,491	1,627	1,395	1,607	1,417	9,537
Capital additions	70	28	69	167	82	41	48	66	404

		Packaging
	Paint and	and		Specialty	Electronic	Performance
2005	Coatings	Building	Primary	Materials	Materials	Materials
(in millions)	Materials	Materials	Materials	Group	Group	Group	Salt	Corporate	Total

Earnings (loss) from continuing operations (1)	$250	$119	$163	$532	$149	$54	$57	$(176)	$616
Share of affiliate earnings, net	—	1	—	1	8	—	—	—	9
Depreciation	56	59	92	207	57	51	72	28	415
Amortization	1	10	1	12	17	17	7	2	55
Segment assets	808	1,628	915	3,351	1,566	1,303	1,641	1,510	9,371
Capital additions	52	25	76	153	62	30	40	45	330

		Packaging
	Paint and	and		Specialty	Electronic	Performance
2004	Coatings	Building	Primary	Materials	Materials	Materials
(in millions)	Materials	Materials	Materials	Group	Group	Group	Salt	Corporate	Total

Earnings (loss) from continuing operations (1)	$218	$106	$78	$402	$136	$95	$48	$(197)	$484
Share of affiliate earnings, net	—	3	—	3	3	—	—	—	6
Depreciation	58	67	88	213	57	52	70	22	414
Amortization	1	10	1	12	21	17	7	1	58
Segment assets	816	1,850	916	3,582	1,696	1,373	1,663	1,434	9,748
Capital additions	49	23	75	147	49	32	35	56	319
Notes:

(1)	Earnings from continuing operations were taxed using our overall consolidated effective tax rate.

(2)	Corporate includes items such as corporate governance costs, interest income and expense, environmental remediation expense, insurance recoveries, exploratory research and development expense, balance sheet currency translation gains and losses, any unallocated portion of shared services and certain discrete period tax items.

(3)	In accordance with FIN 46R, “Consolidation of Variable Interest Entities”, an interpretation of ARB 51, effective January 1, 2004, we have consolidated the assets, liabilities, and results of operations of a joint venture accounted for within the Electronic Materials segment. As a result, assets for this segment have increased, and share of affiliate earnings has been reduced on a comparative basis.

The table below presents sales by geographic area. Sales are attributed to the geographic location based on customer location and not on the geographic location from which goods were shipped. Long-lived assets are attributed to geographic areas based on asset location. We define long-lived assets as Land, Buildings and Equipment.

			Asia-
		European	Pacific
(in millions)	U.S.	Region	Region	Other	Total

2006
Net sales	$3,845	$2,030	$1,659	$696	$8,230
Long-lived assets	1,639	415	384	231	2,669
2005
Net sales	$3,763	$1,988	$1,455	$679	$7,885
Long-lived assets	1,680	417	301	244	2,642
2004
Net sales	$3,288	$1,893	$1,339	$666	$7,186
Long-lived assets(1)	1,824	539	286	244	2,893

Notes:

(1)	Certain prior year reclassifications have been made to conform to current year presentations.
Note 9: Retirement Benefits
We sponsor and contribute to qualified and non-qualified pension and postretirement benefit plans that provide defined benefits to U.S. and non-U.S. employees. Pension benefits earned are generally based on years of service and compensation during active employment.
Our non-qualified pension plans consist of noncontributory, unfunded pension plans that provide supplemental defined benefits primarily to U.S. employees whose benefits under the qualified pension plan are limited by the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code.
In addition to pension benefits, we provide postretirement benefits including health care and life insurance benefits under numerous plans for substantially all of our domestic retired employees, for which we are self-insured. Most retirees are required to contribute toward the cost of such coverage. We also provide health care and life insurance benefits to some non-U.S. retirees primarily in France and Canada.
In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.” This statement amends SFAS Nos. 87, 88, 106 and 132(R). SFAS No. 158 requires employers to recognize the overfunded or underfunded projected benefit obligation (PBO) of a defined benefit plan as an asset or liability in the statement of financial position. The PBO represents the actuarial present value of benefits attributable to employee service rendered to date, including the effects of estimated future salary increases. Prior to the issuance of SFAS No. 158, the consolidated balance sheet as of a fiscal year end was required to, at a minimum, reflect an amount equal to the unfunded accumulated benefit obligation (ABO), which differs from the projected benefit obligation in that it includes no assumption on future compensation levels. SFAS No. 158 also requires employers to recognize annual changes in gains or losses, prior service costs, or other credits that have not been recognized as a component of net periodic pension cost, net of tax, through comprehensive income.
We have adopted the recognition provisions of SFAS No. 158 for the year ended December 31, 2006 for our pension and postretirement plans. The impact of adoption on our December 31, 2006 balance sheet is as follows:

	Before Application of		After Application of
(in millions)	SFAS No. 158	Adjustments	SFAS No. 158

Other assets	$616	$(292)	$324

Total Assets	$9,845	$(292)	$9,553

Accrued liabilities	$845	$(29)	$816

Total current liabilities	2,017	(29)	1,988

Employee benefits	626	109	735
Deferred income taxes	881	(127)	754

Total Liabilities	5,447	(47)	5,400

Accumulated other comprehensive loss – unrecognized losses and prior service cost, net, on pension and postretirement obligations	(87)	(243)	(330)
Accumulated other comprehensive loss – cumulative translation adjustments	12	(2)	10

Total accumulated other comprehensive loss	(71)	(245)	(316)

Total Liabilities and Stockholders’ Equity	$9,845	$(292)	$9,553

SFAS No. 158 also requires an employer to measure defined benefit plan assets and obligations as of the date of its year-end statement of financial position, with limited exceptions. The measurement date provision of SFAS No. 158 is effective for fiscal years ending after December 15, 2008. Currently, all of our pension and postretirement plans have a measurement date of December 31, with the exception of two of our Japanese plans. We do not expect the adoption of the measurement date provision to have a material impact on our financial position, results of operations, or cash flows.
Qualified Pension Plans
A summary of the net periodic expense for these plans is as follows:

(in millions)	2006		2005		2004
Components of net periodic pension
expense:	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.

Service cost	$57	$20	$56	$19	$55	$16
Interest cost	95	34	92	32	92	28
Expected return on plan assets	(122)	(39)	(113)	(35)	(124)	(32)
Amortization of net gain existing at adoption of SFAS No. 87	—	—	—	(1)	—	(1)
Unrecognized prior service cost	2	—	2	1	3	1
Unrecognized net actuarial loss	28	10	25	6	8	3

Net periodic pension expense, excluding special items (1)	60	25	62	22	34	15

Settlement and curtailment losses	—	—	—	1	—	—
Special termination benefits	—	—	—	—	—	2

Special items (2)	—	—	—	1	—	2

Net periodic pension expense	$60	$25	$62	$23	$34	$17

Notes:

(1)	Amount represents traditional net periodic pension expense (income) components.

(2)	Settlement and curtailment losses (gains), and special termination benefits, which include severance and early retirement costs.

The following table sets forth the weighted average assumptions used in the calculation of net periodic pension expense:

Weighted-average
assumptions used to determine
net expense for the period
January 1, - December 31,	2006		2005		2004
	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.

Discount rate	5.70%	4.77%	5.80%	5.49%	6.25%	5.73%
Expected return on plan assets	8.50%	6.97%	8.50%	7.37%	8.50%	7.40%
Rate of compensation increase	4.00%	3.88%	4.00%	4.14%	4.00%	4.14%
The discount rates were determined by projecting the plans’ expected future benefit payments as defined for the projected benefit obligation, discounting those expected payments using a zero-coupon spot yield curve derived from a universe of high-quality bonds as of the measurement date, and solving for the single equivalent discount rate that resulted in the same projected benefit obligation. A 1% increase in the discount rate would have decreased the net periodic benefit cost for 2006 by $38 million. A 1% decrease in the discount rate would have increased the 2006 net periodic benefit cost by $40 million.
Items included in accumulated other comprehensive loss represent amounts that have not been recognized in net periodic pension expense. The components recognized in accumulated other comprehensive loss, prior to adjustment for taxes, as of December 31, 2006 include:

(in millions)	2006
Amounts recognized in
accumulated other
comprehensive loss	U.S.	Non-U.S.

Net actuarial loss	$256	$142
Prior service cost	10	(1)

	$266	$141

Year-end 2006 amounts in accumulated other comprehensive loss that are expected to be recognized as components of net periodic pension expense during fiscal year 2007 are as follows:

(in millions)	Pension
	U.S.	Non-U.S.

Net actuarial loss	$11	$8
Prior service cost	2	—

	$13	$8

The following table sets forth the weighted average assumptions used in the calculation of the PBO:

	2006		2005
Weighted-average assumptions
used to determine benefit
obligation for years ended
December 31,	U.S.	Non-U.S.	U.S.	Non-U.S.

Discount rate	5.90%	5.09%	5.70%	4.85%
Rate of compensation increase	4.00%	3.91%	4.00%	3.91%

The following table reflects the change in our projected benefit obligation and the change in the fair value of plan assets based on the measurement date, as well as the amounts recognized in our balance sheets:

	2006		2005
	U.S.	Non-U.S	U.S.	Non-U.S.

Change in pension benefit obligation:
Pension benefit obligation at beginning of year	$1,749	$665	$1,601	$602
Service cost, excluding expenses	57	20	56	19
Interest cost	95	34	92	32
Participant contributions	—	4	—	2
Plan amendments	—	(5)	—	2
Actuarial (gain) loss	(66)	(29)	109	59
Benefits paid	(152)	(26)	(109)	(25)
Acquisitions and plan transfers	—	26	—	22
Curtailments	—	(1)	—	—
Settlements	—	—	—	(6)
Special termination benefits	—	—	—	—
Foreign currency translation adjustment	—	57	—	(42)

Pension benefit obligation at end of year	$1,683	$745	$1,749	$665

Change in plan assets:
Fair value of plan assets at beginning of year	$1,586	$511	$1,457	$432
Actual return on plan assets	216	57	113	74
Employer contribution	137	57	125	42
Participant contributions	—	4	—	2
Acquisitions and plan transfers	—	20	—	20
Settlements	—	—	—	(6)
Benefits paid	(152)	(26)	(109)	(25)
Administrative expenses	—	—	—	(1)
Foreign currency translation adjustment	—	44	—	(27)

Fair value of plan assets at end of year	$1,787	$667	$1,586	$511

Funded status at end of year	$104	$(78)	$(163)	$(154)

Unrecognized prior service cost			12	5
Unrecognized actuarial loss			444	186

Net amounts recognized			$293	$37

Amounts recognized in the consolidated balance sheets:
Other assets	$104	$27	$293	$13
Accrued liabilities	—	(1)	—	(50)
Employee benefits	—	(104)	—	(44)
Accumulated other comprehensive loss	—	—	—	118

Net amounts recognized	$104	$(78)	$293	$37

Benefits paid to participants of our U.S. retirement plan have increased for 2006 due to payments made to employees of our divested North American Automotive Coatings business, along with an overall acceleration of participant retirements.
To the extent the expected return on plan assets varies from the actual return, an actuarial gain or loss results. Each 1% increase or decrease in the expected rate of return assumption would have decreased or increased the net periodic benefit expense for 2006 by $20 million.

The net assets of our defined benefit pension plans, which consist primarily of equity and debt securities, were measured at market value. The plans are prohibited from holding shares of Rohm and Haas stock, except where it is a component of an index fund. The target and actual plan asset allocation at December 31, 2006 and 2005, by asset category for U.S. and the significant non-U.S. plans, are as follows:

			Percentage of Plan Assets
	Targeted %		Actual %		Targeted %		Actual %
	2006		2006		2005		2005
Asset Category	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.

Equity securities	61	49	62	49	67	58	66	58
Debt securities	21	36	20	36	20	35	19	33
Insurance contracts	—	8	—	8	—	4	—	4
Real estate	7	5	7	6	7	3	8	3
Hedge funds	5	—	4	—	—	—	—	—
Other	6	2	7	1	6	—	7	2

Total	100	100	100	100	100	100	100	100

The fiduciaries of our plans determine how investments should be allocated among asset categories after taking into account plan demographics, asset returns and acceptable levels of risk. Asset allocation targets are established based on the long-term return and volatility characteristics of the asset categories. The targeted asset category allocations recognize the benefit of diversification and the profiles of the plans’ liabilities. The plans’ assets are currently invested in a variety of funds representing most standard equity and debt security classes. During 2006, we updated our investment policy for two of our significant non-U.S. plans to decrease the percentage of plan assets invested in equity securities and increase the percentage of plan assets invested in debt securities. Our U.S. plan investments are balanced with the goal of containing potential declines in asset values within a specified percentage and preventing negative returns over a five year period. The plans’ investment policy mandates diversification, consistent with that goal. While no significant changes in the asset allocation are expected during 2007, we are permitted to make changes at any time.
The unrecognized actuarial loss (gain) represents the actual changes in the estimated obligation and plan assets that have not been recognized in our income statement. During 2006, the plans’ total unrecognized net loss decreased by $232 million. The decrease in unrecognized loss is primarily due to higher discount rates for both the U.S. and non-U.S. plans. Higher than expected actual returns on plan assets decreased the total unrecognized net loss by $112 million during 2006. Actuarial gains and losses are not recognized immediately, but instead are accumulated as a part of the unrecognized net loss balance and amortized into net periodic pension expense over the average remaining service period of participating employees as certain thresholds are met.
Because the total unrecognized net loss exceeds the greater of 10% of the projected benefit obligation or 10% of the plan assets, the excess will be amortized over the average expected future working lifetime of active plan participants. As of December 31, 2006, the average expected future working lifetime of active plan participants varies by plan and is within a range of 6 to 22 years. Actual results for 2007 will depend on the 2007 actuarial valuation of the plan.
Projected benefit payments, which reflect expected future service, are as follows:

(in millions)	U.S.	Non-U.S.

2007	$106	$25
2008	114	27
2009	121	29
2010	124	31
2011	138	34
2012-2016	797	204

During the year ended December 31, 2006, we contributed $57 million to our international pension plans, of which $30 million represented contributions to our Canadian pension trust. In addition, we increased the funding of our U.S. pension and other postretirement employee benefit plans on a tax-deductible basis by contributing $149 million to our U.S. pension trust in November 2006. Of this total, $137 million was designated to fund pension benefits and the remaining $12 million to fund retiree health care.
We do not expect to make contributions to our U.S. plans during 2007; however, we expect to contribute $29 million to our non-U.S. plans. Funding requirements for subsequent years are uncertain and will significantly depend on changes in assumptions used to calculate plan funding levels, the actual return on plan assets, changes in the employee groups covered by the plan, and any legislative or regulatory changes affecting plan funding requirements. For tax planning, financial planning, cash flow management or cost reduction purposes, the company may increase, accelerate, decrease or delay contributions to the plan to the extent permitted by law.
The accumulated benefit obligation (ABO) is the actuarial present value of benefits attributed to employee service rendered to a particular date, based on current salaries. The ABO for our U.S. plans was $1,375 million and $1,420 million, at December 31, 2006 and 2005, respectively. The ABO for our non-U.S. plans was $669 million and $583 million at December 31, 2006 and 2005, respectively.
The following table provides information on pension plans where the ABO exceeds the value of plan assets:

(in millions)	2006		2005
Plans for which accumulated benefit obligation exceeds assets:	U.S.	Non-U.S.	U.S.	Non-U.S.

Projected benefit obligation	$—	$(480)	$—	$(580)
Accumulated benefit obligation	—	(447)	—	(516)
Fair value of plan assets	—	379	—	423
Non-Qualified Pension Plans
The following disclosures include the components of net periodic pension cost and other amounts recognized in other comprehensive loss for both the U.S. and Canadian non-qualified pension plans:

(in millions)	2006	2005	2004

Components of net periodic pension expense:
Service cost	$2	$2	$1
Interest cost	9	9	9
Unrecognized prior service cost	1	1	1
Other amortization, net	4	4	4

Net periodic pension expense	$16	$16	$15

The following table sets forth the weighted average assumptions used in the calculation of net periodic pension expense:

Weighted-average assumptions used to
determine net expense for the period January
1, - December 31,	2006	2005	2004

Discount rate	5.70%	5.80%	6.25%
Rate of compensation increase	4.00%	4.00%	4.00%
Amounts recognized in accumulated other comprehensive loss as of December 31, 2006 include net unrecognized actuarial losses of $59 million. The estimated December 31, 2006 net actuarial loss that will be amortized from accumulated other comprehensive loss into net periodic pension expense over the next fiscal year is $4 million.
The following table sets forth the weighted average assumptions used in the calculation of the PBO:

Weighted-average assumptions used to determine
benefit obligation for years ended December 31,	2006	2005

Discount rate	5.90%	5.70%
Rate of compensation increase	4.00%	4.00%

The following table reflects the change in our projected benefit obligation and fair value of plan assets based on the measurement date:

(in millions)	2006	2005

Change in pension benefit obligation:
Pension benefit obligation at beginning of year	$156	$152
Service cost, excluding expenses	2	2
Interest cost	9	9
Actuarial (gain) loss	(1)	5
Benefits paid	(11)	(12)

Pension benefit obligation at end of year	$155	$156

Change in plan assets:
Fair value of plan assets at beginning of year	$—	$—
Employer contribution	11	12
Benefits paid	(11)	(12)

Fair value of plan assets at end of year	$—	$—

Funded status at end of year	$(155)	$(156)

Unrecognized prior service cost		1
Unrecognized actuarial loss		64

Net amounts recognized		$(91)

Amounts recognized in the consolidated balance sheets:
Other assets	$—	$1
Accrued liabilities	(10)	(10)
Employee benefits	(145)	(134)
Accumulated other comprehensive loss	—	52

Net amounts recognized	$(155)	$(91)

We have a non-qualified trust, referred to as a “rabbi” trust, to fund benefit payments under our non-qualified U.S. pension plan. Rabbi trust assets are subject to creditor claims under certain conditions and are not the property of employees. Therefore, they are accounted for as corporate assets and are classified as other non-current assets. Assets held in trust at December 31, 2006 and 2005 totaled $71 million and $63 million, respectively.
Non-qualified plan contributions, which reflect expected future service, are as follows:

(in millions)	Total

2007	$10
2008	12
2009	12
2010	12
2011	11
2012-2016	60
The ABO of the non-qualified plans is $141 million and $144 million as of December 31, 2006 and 2005, respectively.
In 1997, we instituted a non-qualified savings plan for eligible employees in the U.S. The purpose of the plan is to provide additional retirement savings benefits beyond the otherwise determined savings benefits provided by the Rohm and Haas Company Employee Stock Ownership and Savings Plan (“the Savings Plan”). See Note 22 for more information on the Savings Plan. Each participant’s non-qualified savings plan contributions are notionally invested in the same investment funds as the participant has elected for investment in his or her Savings Plan account. For most participants, we contribute a notional amount equal to 60% of the first 6% of the amount contributed by the participant. Our matching contributions are allocated to deferred stock units. At the time of distribution, each deferred stock unit is distributed as one share of Rohm and Haas Company common stock. We recorded expense of $5 million, $3 million, and $1 million in 2006, 2005 and 2004, respectively, for the non-qualified savings plan.

Other Postretirement Benefits
The following disclosures include amounts for both the U.S. and significant Non-U.S. postretirement plans:

(in millions)	2006	2005	2004

Components of net periodic postretirement cost:
Service cost	$5	$5	$5
Interest cost	25	26	28
Expected Return on Plan Assets	(1)	—	—
Net amortization	—	(1)	(2)

Net periodic postretirement cost	$29	$30	$31

The following table sets forth the weighted average assumptions used in the calculation of net periodic postretirement cost for the U.S. plans:

	2006	2005	2004

Weighted-average assumptions for annual expense:
Discount rate	5.60%	5.60%	6.25%
Health care cost trend rate (current rate)	9.00%	10.00%	10.00%
Health care cost trend rate (ultimate rate)	5.00%	5.00%	5.00%
Health care cost trend rate (year ultimate rate reached)	2010	2010	2009
The components recognized in accumulated other comprehensive loss, prior to adjustment for taxes, as of December 31, 2006 include:

(in millions)	2006

Amounts recognized in accumulated other comprehensive loss:
Net actuarial loss	$41
Prior service credit	(10)

$31

The December 31, 2006 estimated net actuarial loss and prior service credit that will be amortized from other comprehensive loss into net periodic postretirement cost over the next fiscal year are $2 million and $2 million, respectively.
Different discount rates and trend rates are used for non-U.S. plans, which account for approximately 16% of the total benefit obligation as of December 31, 2006.

The following table reflects the change in the postretirement benefit obligation and the plans’ funded status based on the measurement date:

(in millions)	2006	2005

Change in postretirement benefit obligation:
Benefit obligation at beginning of year	$486	$497
Service cost	5	5
Interest cost	25	26
Contributions	17	16
Actuarial loss	(20)	21
Medicare Part D subsidy	—	(24)
Benefits paid	(56)	(55)
Foreign currency translation adjustment	1	—

Benefit obligation at end of year	$458	$486

Plan assets	$25	$12

Funded status at end of year	$(433)	$(474)

Unrecognized prior service credit		(12)
Unrecognized actuarial loss		63

Net amounts recognized		$(423)

Amounts recognized in the consolidated balance sheets:
Accrued liabilities	$(39)	(42)
Employee benefits	(394)	(381)

Net amounts recognized	$(433)	$(423)

The following table sets forth the weighted average assumptions used in the calculation of the U.S. postretirement benefit obligation:

	2006	2005	2004

Weighted-average assumptions for year-end APBO:
Discount rate	5.90%	5.60%	5.60%
Health care cost trend rate (current rate)	10.00%	9.00%	10.00%
Health care cost trend rate (ultimate rate)	5.00%	5.00%	5.00%
Health care cost trend rate (year ultimate rate reached)	2012	2010	2010
The U.S. benefit obligation as of December 31, 2006 is based on a health care cost trend rate of 10% declining annually in 1% increments to a long-term rate of 5%. Different discount rates and trend rates are used for non-U.S. plans. The U.S. plan generally limits our per-capita cost to double the 1992 cost. Different cost limits apply to some groups of participants, and there are some retirees to whom the limits do not apply. The limits greatly reduce the impact of health care cost trend rates on the benefit obligation and expense.
A one-percentage-point change in assumed health care cost trend rates would have approximately the following effects on our global postretirement plans:

	1-Percentage Point		1-Percentage Point
	Increase		Decrease
(in millions)	2006	2005	2006	2005

Effect on total of service and interest cost components	$1	$1	$(1)	$(1)
Effect on postretirement benefit obligation	15	12	(11)	(9)
On December 8, 2003, the President of the United States signed the Medicare Prescription Drug Improvement and Modernization Act of 2003 (the Act). The Act introduced a prescription drug benefit under Medicare (Medicare Part D), along with a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. We sponsor retiree health care plans that our plan actuaries have determined to be actuarially equivalent to Medicare Part D. We recognized the effects of the Act during 2004, which reduced the 2004 accumulated postretirement benefit obligation by approximately $11 million. During January 2005 the Final Rule for implementing the Medicare Prescription Drug Benefit was issued, which clarified the methodology for determining the actuarial equivalence and the amount of the federal subsidy. We recognized the impact of the Final Rule during 2005 by reducing our 2005 accumulated postretirement benefit obligation by approximately $24 million.
Projected benefit payments for our U.S. and non-U.S. plans, which reflect expected future service are as follows:

	Total net benefit
	payments before	Estimated amount
	Medicare Part D	of Medicare Part D
(in millions)	subsidy	subsidy

2007	$43	$3
2008	43	4
2009	43	4
2010	42	4
2011	42	4
2012-2016	192	22
During January 2007, we received $3 million of Medicare Part D subsidy payments relating to plan year 2006.
Note 10: Employee Benefits

(in millions)	2006	2005

Postretirement health care and life insurance benefits	$394	$381
Unfunded supplemental pension plan	145	134
Long-term disability benefit costs	42	40
Foreign pension liabilities	104	44
Other	50	52

Total	$735	$651

See Note 9 for more information on pension and postretirement health care benefits.
Note 11: Restricted Cash
Restricted cash represents investments in cash equivalents through a trust designed to meet financial assurance requirements of U.S., state and local environmental agencies with respect to plant operations. These requirements are based on an annual assessment of our net worth. Because we have met the specified requirements, most authorities have released the restrictions and only $3 million remained at December 31, 2006, down from $4 million at December 31, 2005.
Note 12: Receivables, net

(in millions)	2006	2005

Customers	$1,356	$1,312
Affiliates	18	23
Employees	12	5
Other	224	188

	1,610	1,528
Less: allowance for doubtful accounts	40	43

Total	$1,570	$1,485

Employee receivables are primarily comprised of relocation and education reimbursements for our employees.

Note 13: Inventories
Inventories consist of the following:

(in millions)	2006	2005

Finished products and work in process	$818	$638
Raw materials	121	118
Supplies	45	42

Total	$984	$798

Inventories are stated at the lower of cost or market. Cost is determined by the last-in, first-out (LIFO) inventory method for domestic inventories, which approximates 50% of the total inventory balance. The remainder is determined by the first-in, first-out (FIFO) method. The excess of replacement cost over the value of inventories based upon the LIFO method was $127 million and $120 million at December 31, 2006 and 2005, respectively. Liquidation of prior years’ LIFO inventory layers did not materially affect cost of goods sold in 2006, 2005 or 2004.
Note 14: Prepaid Expenses and Other Current Assets

(in millions)	2006	2005

Deferred tax assets	$149	$168
Prepaid expenses	67	81
Fair market value of interest rate lock (see Note 5)	11	—
Other current assets	27	20

Total	$254	$269

Note 15: Land, Buildings and Equipment, net

(in millions)	2006	2005

Land	$142	$139
Buildings and improvements	1,729	1,683
Machinery and equipment	5,721	5,531
Capitalized interest	340	329
Construction in progress	218	168

	8,150	7,850
Less: Accumulated depreciation	5,481	5,208

Total	$2,669	$2,642

The principal lives (in years) used in determining depreciation rates of various assets are: buildings and improvements (10-50); machinery and equipment (5-20); automobiles, trucks and tank cars (3-10); furniture and fixtures, laboratory equipment and other assets (5-10); capitalized software (5-7). The principle life used in determining the depreciation rate for leasehold improvements is the years remaining in the lease term or the useful life (in years) of the asset, whichever is shorter. These assets are depreciated over their estimated useful lives using straight-line methods.
In 2006, 2005 and 2004, respectively, interest costs of $11 million, $9 million and $10 million were capitalized. Amortization of such capitalized costs included in depreciation expense was $14 million, $14 million and $15 million in 2006, 2005 and 2004, respectively.
Depreciation expense was $403 million, $415 million and $414 million in 2006, 2005 and 2004, respectively.

Note 16: Goodwill and Other Intangible Assets, net
Goodwill
The changes in the carrying amount of goodwill for the years ended December 31, 2006 and 2005, by business segment, are as follows:

	Paint and	Packaging		Specialty	Electronic	Performance
	Coatings	and Building	Primary	Materials	Materials	Materials
(in millions)	Materials	Materials	Materials	Group	Group	Group	Salt	Total

Balance as of January 1, 2005(1)	$67	$578	$29	$674	$370	$247	$357	$1,648
Goodwill related to acquisitions(2)	—	—	—	—	11	6	—	17
Currency effects and other(3)	(2)	(35)	—	(37)	(2)	7	(1)	(33)
Opening balance sheet adjustments(4)	(3)	(26)	—	(29)	(17)	(33)	(28)	(107)

Balance as of December 31, 2005	$62	$517	$29	$608	$362	$227	$328	$1,525
Goodwill related to acquisitions(2)	—	—	—	—	8	6	—	14
Currency effects and other(3)	1	—	—	1	(2)	8	(5)	2

Balance as of December 31, 2006	$63	$517	$29	$609	$368	$241	$323	$1,541

Notes:

(1)	Certain prior year balances have been reclassified to conform to the current year presentation.

(2)	Goodwill related to acquisitions is due to the following: $8.0 million and $11.0 million, respectively, Electronic Materials – buyback of additional shares of CMPT; $6.0 million and $6.0 million, respectively, Performance Materials – related to the 2006 acquisition of Floralife®, Inc., and 2005 acquisition of a joint venture.

(3)	Certain goodwill amounts are denominated in foreign currencies and are translated using the appropriate U.S. dollar exchange rate.

(4)	Primarily relates to adjustments to opening balance sheet liabilities due to the favorable resolution of tax audits resulting in the reduction of opening balance sheet tax reserves and valuation allowances.

Intangible Assets
SFAS No. 142 established two broad categories of intangible assets: finite-lived intangible assets, which are subject to amortization; and indefinite-lived intangible assets, which are not subject to amortization.
The following table provides information regarding our intangible assets:
Gross Asset Value

	Finite Lived				Indefinite Lived
				Patents,
	Developed	Customer		Licenses &
(in millions)	Technology	Lists	Tradename	Other	Strategic	Tradename	Total

Balance as of January 1, 2005	$383	$873	$142	$164	$62	$318	$1,942
Retirements	—	—	—	(4)	—	—	(4)
Currency	1	20	3	2	13	10	49
Acquisitions	—	—	—	—	—	—	—
Impairments	(1)	(28)	(7)	(2)	—	—	(38)

Balance as of December 31, 2005	$383	$865	$138	$160	$75	$328	$1,949
Currency	6	13	3	(1)	—	—	21
Acquisitions	9	3	—	13	—	1	26

Balance as of December 31, 2006	$398	$881	$141	$172	$75	$329	$1,996

Accumulated Amortization

	Finite Lived				Indefinite Lived
				Patents,
	Developed	Customer		Licenses &
(in millions)	Technology	Lists	Tradename	Other	Strategic	Tradename	Total

Balance as of January 1, 2005	$(126)	$(123)	$(27)	$(91)	$(4)	$(20)	$(391)
Additions	(23)	(21)	(2)	(9)	—	—	(55)
Currency	—	(5)	(2)	—	(1)	(1)	(9)
Impairments	—	5	3	1	—	—	9

Balance as of December 31, 2005	$(149)	$(144)	$(28)	$(99)	$(5)	$(21)	$(446)
Additions	(24)	(23)	(4)	(5)	—	—	(56)
Currency	(3)	(3)	(1)	—	—	—	(7)

Balance as of December 31, 2006	$(176)	$(170)	$(33)	$(104)	$(5)	$(21)	$(509)

Net Book Value	$222	$711	$108	$68	$70	$308	$1,487

Certain of our intangible assets are denominated in foreign currencies and are translated using the appropriate U.S. dollar exchange rate. For the year ended December 31, 2006, the currency translation adjustment recorded to the gross carrying amount and accumulated amortization was $21 million and $(7) million, respectively. During the first quarter of 2005, we discovered inaccuracies in the methodology being used to translate foreign currency denominated assets, acquired in our purchase of Morton International, Inc., into U.S. dollars. As a result, currency translation adjustments related to these assets were understated and we recorded a $33 million increase to our cumulative translation adjustment account, a component of accumulated other comprehensive loss. The impact to intangible assets was an $82 million increase to the gross carrying amount and a $(12) million increase to accumulated amortization. For the year ended December 31, 2005, the currency translation adjustment recorded to the gross carrying amount and accumulated amortization was $(33) million and $3 million, respectively.

Finite-lived intangible assets increased by $14 million as a result of our acquisition of Floralife®, Inc. in April 2006. In addition, we also acquired various license agreements amounting to $12 million finite-lived intangibles in relation to our Electronic Materials Group. In 2005, we recorded $29 million, respectively to adjust the carrying value of certain finite-lived intangible assets to their fair values in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” These charges were recorded in the Provision for Restructuring and Asset Impairments in the Consolidated Statement of Operations. See Note 3: “Provision for Restructuring and Asset Impairments” for additional information on the impairments.
Annual SFAS No. 142 Impairment Review
In accordance with the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets,” we are required to perform, at a reporting unit level, an annual impairment review of goodwill and indefinite-lived intangible assets, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. For purposes of this review, we primarily utilize discounted cash flow analyses for estimating the fair value of the reporting units. We completed our annual recoverability review as of May 31, 2006, 2005 and 2004, and determined that goodwill and indefinite-lived intangible assets were fully recoverable as of these dates.
SFAS No. 144 Impairment Review
Finite-lived intangible assets are amortized over their estimated useful lives and are reviewed for impairment whenever changes in circumstances indicate the carrying value may not be recoverable in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”
Amortization expense for finite-lived intangible assets was $56 million and $55 million for the year ended December 31, 2006 and 2005, respectively. Future amortization expense is estimated to be $57 million for the year 2007 and $56 million for each of the subsequent four years.
Note 17: Other Assets

(in millions)	2006	2005

Prepaid pension cost (see Note 9)	$131	$306
Rabbi trust assets (see Note 9)	71	63
Insurance receivables	28	28
Deferred tax assets (see Note 7)	52	29
Other employee benefit assets	16	20
Fair market value of interest rate swaps (see Note 5)	—	1
Other non-current assets	26	29

Total	$324	$476

Note 18: Borrowings
Short-Term Obligations

(in millions)	2006	2005

Other short-term borrowings	$112	$110
Current portion of long-term debt	281	11

Total	$393	$121

Generally, our short-term borrowings consist of bank loans with an original maturity of twelve months or less. As of December 31, 2006, we had uncommitted credit arrangements with financial institutions to provide local credit facilities to our foreign subsidiaries for working capital needs. At December 31, 2006 and 2005, $80 million and $88 million, respectively, were outstanding under such arrangements. The weighted-average interest rate of short-term borrowings was 6.6% and 5.2% at December 31, 2006 and 2005, respectively.

In November 2003 and September 2004, we entered into three-year receivables securitization agreements under which two of our operating subsidiaries in Japan sell a defined pool of trade accounts receivable without recourse to an unrelated third party financier who purchases and receives ownership interest and the risk of credit loss in those receivables. The transfers qualify for sales treatment under SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” The utilized balance under the receivables securitization agreements was $18 million at December 31, 2006 and 2005 and is not included in debt on the Consolidated Balance Sheets but rather is reflected as a reduction of receivables. Amounts sold related to these agreements totaled $70 million and $75 million in 2006 and 2005, respectively. The maximum availability under these agreements is $31 million. We continue to retain collection and administrative responsibilities in the receivables. When the third party financier sells the receivables, the associated discount is accounted for as a loss on the sale of receivables and has been included in other expense in the Consolidated Statements of Operations. This discount was immaterial in 2006, 2005 and 2004. Due to the short-term nature of the non-interest bearing receivables sold, changes to the key assumptions would not materially impact the recorded loss on the sale of receivables.
Long-Term Debt and Other Financing Arrangements
The following table illustrates the carrying value of long-term debt included in the Consolidated Balance Sheets at December 31, 2006 and 2005.

(in millions)	Currency	Maturities	2006	2005

6.0% notes	Euro	2007	$211	$190
TIBOR(1) plus 0.45% notes	Japanese Yen	2007	59	59
TIBOR(1) plus 0.45% notes	Japanese Yen	2008	—	70
7.40% notes	U.S. Dollar	2009	—	100
TIBOR(1) plus 0.45% notes	Japanese Yen	2009	23	—
8.74% obligation	U.S. Dollar	2012	19	21
3.50% notes	Euro	2012	319	285
9.25% debentures	U.S. Dollar	2020	144	145
9.80% notes	U.S. Dollar	2020	91	98
7.85% debentures	U.S. Dollar	2029	882	882
3.50% notes	Japanese Yen	2032	167	170
Fair market value adjustments			20	29
Other			34	36

			1,969	2,085
Less: current portion			281	11

Total			$1,688	$2,074

Note:

(1)	Six-month Tokyo Interbank Offered Rate (“TIBOR”)
In December 2006, we issued 2.7 billion of Japanese Yen-denominated variable rate notes (approximately $23 million at December 31, 2006) due in December 2009. The interest rate is set semi-annually in June and December at the six-month TIBOR plus 0.45%. Interest is paid semi-annually.
During 2006, we completed the early retirement of the remaining $100 million of 7.4% notes scheduled to mature on July 15, 2009. The retirement which was completed in three stages beginning in March 2005, resulted in a loss of $17 million in 2005 and an immaterial gain in 2006.
In July 2005, we issued 8.25 billion of Japanese Yen-denominated variable rate notes ($70 million at December 31, 2005) due in July 2008. The interest rate is set semi-annually in January and July at the six-month TIBOR plus 0.45%. Interest is paid semi-annually in January and July. These notes were retired early in September 2006.
On September 19, 2005, we completed an exchange offer to existing holders of our €400 million 6.0% Euro-denominated notes due March 9, 2007. As a result of the exchange offer, €240 million of the 6.0% Euro notes was exchanged for €253 million 3.5% Euro-denominated notes due September 19, 2012. The transaction was accounted for as an exchange of debt under EITF 96-19, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments,” and therefore no gain or loss was recognized. Costs of approximately $1 million associated with the exchange were expensed during the third quarter of 2005. The 3.5% Euro notes were initially recorded at €240 million ($284 million at December 31, 2005) (a discount of €13 million) and subject to accretion up to the €253 million principal value over the time through maturity.
The 3.50% Japanese Yen notes issued in February 2002 are callable annually after March 2012.
The 9.25% debentures due 2020, previously issued by Morton International, Inc., are credit-sensitive unsecured obligations (Debentures). The coupon interest rate on the Debentures is subject to adjustment upon changes in the debt rating of the Debentures as determined by Standard and Poor’s Corporation or Moody’s Investors Service. Upon acquiring Morton International, Inc., we recorded a fair market value adjustment on the Debentures, which is being amortized ratably over the remaining life of the Debentures. The remaining amount of this adjustment amounted to $17 million in 2006 and $19 million in 2005. These debentures are guaranteed by Rohm and Haas Company.
The remaining fair market value adjustments result from changes in the carrying amounts of certain fixed-rate borrowings that have been designated as being hedged. In 2006, the remaining $3 million relates to settled interest rate swaps on outstanding debt. Of the $10 million in 2005, $1 million relates to outstanding interest rate swaps and $9 million relates to settled interest rate swaps on outstanding debt. The proceeds from the settlement of interest rate swaps are recognized as reductions of interest expense over the remaining maturity of the related hedged debt.
We have a revolving credit facility of $500 million, which expires December 2011, that is maintained for general corporate purposes including support for any future issuance of commercial paper. The commitment was unused at December 31, 2006 and 2005. No compensating balance is required for this revolving credit agreement. Our revolving credit and other loan agreements require that earnings before interest, taxes, depreciation and amortization, excluding certain items, exceed 3.5 times consolidated interest expense on a rolling four-quarter basis. There are no restrictions on the payment of dividends.
At December 31, 2006, we had outstanding letters of credit totaling approximately $36 million issued primarily in support of self-insurance, environmental and tax-related activities. There were no drawdowns under these letters of credit.
The aggregate amount of long-term debt maturing in each of the next five years is $281 million in 2007, $11 million in 2008, $33 million in 2009, $13 million in 2010, and $10 million in 2011.
During 2006, 2005 and 2004, we made interest payments, net of capitalized interest, of $109 million, $147 million, and $139 million, respectively.
Note 19: Accrued Liabilities

(in millions)	2006	2005

Salaries and wages	$170	$198
Interest	52	53
Sales incentive programs and other selling accruals	69	78
Taxes, other than income taxes	107	83
Employee benefits	93	138
Derivative instruments	41	8
Reserve for restructuring (see Note 3)	37	37
Deferred Revenue on Supply Contracts	10	10
Insurance and legal	4	9
Marketing and sales promotion	14	14
Reserve for environmental remediation (see Note 26)	40	36
Other	179	145

Total	$816	$809

Note 20: Other Liabilities

(in millions)	2006	2005

Reserves for environmental remediation (see Note 26)	$101	$111
Deferred revenue on supply contracts	34	46
Legal contingencies	42	42
Asset retirement obligations	15	14
Other	38	28

Total	$230	$241

Our asset retirement obligations are primarily associated with the following: 1) the capping of certain brine and gas wells used by our Salt segment for the production of various products; and 2) the contractual requirement to remove or dismantle certain leasehold improvements at the end of the lease term.

Asset Retirement
(in millions)	Obligations

Balance as of January 1, 2004	$13

Liabilities settled	(1)
Accretion expense	1
Currency effects	1
Revisions in estimated cash flows	—

Balance as of December 31, 2004	$14

Liabilities settled	—
Accretion expense	1
Currency effects	—
Revisions in estimated cash flows	(1)

Balance as of December 31, 2005	$14

Liabilities settled	(1)
Accretion expense	1
Currency effects	1
Revisions in estimated cash flows	—

Balance as of December 31, 2006	$15

The liability for certain asset retirement obligations cannot currently be measured as the retirement dates are not yet determinable. We will recognize the liability when sufficient information exists to estimate a range of potential dates.

Note 21: Earnings Per Share
The reconciliation from basic to diluted earnings per share from continuing operations is as follows:

	Earnings	Shares	Per Share
(in millions, except per share amounts)	(Numerator)	(Denominator)	Amount

2006
Net earnings from continuing operations available to stockholders	$755	218.9	$3.45
Dilutive effect of options and non-vested restricted stock(1)		2.3

Diluted earnings from continuing operations per share	$755	221.2	$3.41

2005
Net earnings from continuing operations available to stockholders	$616	221.9	$2.78
Dilutive effect of options and non-vested restricted stock(1)		2.0

Diluted earnings from continuing operations per share	$616	223.9	$2.75

2004
Net earnings from continuing operations available to stockholders	$484	222.9	$2.17
Dilutive effect of options and non-vested restricted stock(1)		1.3

Diluted earnings from continuing operations per share	$484	224.2	$2.16

Note:

(1)	There were approximately 0.7 million shares, 0.7 million shares and 1.2 million shares in 2006, 2005 and 2004, respectively, attributable to stock options that were excluded from the calculation of diluted earnings per share as the exercise price of the stock options was greater than the average market price.
Note 22: Stockholders’ Equity
We have an employee stock ownership and savings plan (“the Savings Plan”) where eligible employees may contribute up to 50% of qualified before-tax pay and up to 19% of after-tax pay to the Savings Plan, subject to the annual limit set by the IRS. We match the first 6% of the salary contributed at 60 cents on the dollar. We provide for the Savings Plan matching contributions with common shares through a leveraged Employee Stock Ownership Plan (ESOP). We have elected to continue to account for the Savings Plan based on AICPA Statement of Position 76-3, “Accounting Practices for Certain Employee Stock Ownership Plans” as permitted by AICPA Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans.”
The ESOP purchased 18.9 million shares (split adjusted) of our common stock in 1990. The 18.9 million shares will decline over the 30-year life of the ESOP as shares are allocated to employee savings plan member accounts. We financed this purchase by borrowing $150 million at a 9.8% rate for 30 years, plus funds from other sources, which were loaned to the ESOP trust with payments guaranteed by us. The ESOP trust funds annual loan payments of $20 million, which include principal and interest, from interest earnings on cash balances and common dividends on shares not yet allocated to participants, common dividends on certain allocated shares and company cash contributions. Interest expense recorded by the ESOP trust related to annual loan payments totaled $15 million, $15 million and $16 million in 2006, 2005 and 2004, respectively.
Dividends paid on ESOP shares used as a source of funds for the ESOP financing obligation were $18 million, $16 million and $15 million, in 2006, 2005 and 2004, respectively. These dividends were recorded net of the related U.S. tax benefits. We contributed cash of $2 million, $4 million and $5 million in 2006, 2005 and 2004, respectively. The number of ESOP shares not allocated to plan members at December 31, 2006, 2005 and 2004 were 8.6 million, 9.2 million and 9.8 million, respectively. All shares not allocated to plan members are considered outstanding for purposes of computing basic and diluted EPS under AICPA Statement of Position 76-3.
We recorded compensation expense for the Savings Plan of $6 million annually in 2006, 2005 and 2004, respectively, for ESOP shares allocated to plan members. We expect to record annual compensation expense of approximately this amount over the next 14 years as the remaining $146 million of ESOP shares are allocated to plan members. The allocation of shares from the ESOP is expected to fund a substantial portion of our future obligation to match employees’ savings plan contributions as the market price of Rohm and Haas stock appreciates. However, if the stock price does not appreciate, we would need to make additional contributions.
Stockholders’ Rights Plan
In 2000, we adopted a stockholders’ rights plan under which the Board of Directors declared a dividend of one preferred stock purchase right (Right) for each outstanding share of our common stock held of record as of the close of business on November 3, 2000. The Rights initially are deemed to be attached to the common shares and detach and become exercisable only if (with certain exceptions and limitations) a person or group has obtained or attempts to obtain beneficial ownership of 15% or more of the outstanding shares of our common stock or is otherwise determined to be an “acquiring person” by the Board of Directors. Each Right, if and when it becomes exercisable, initially will entitle holders of the Rights to purchase one one-thousandth (subject to adjustment) of a share of Series A Junior Participating Preferred Stock for $150 per one one-thousandth of a Preferred Share, subject to adjustment. Each holder of a Right (other than the acquiring person) is entitled to receive a number of shares of our common stock with a market value equal to two times the exercise price, or $300. The Rights expire, unless earlier exercised or redeemed, on December 31, 2010.
Share Repurchase Program
In December 2004, our Board of Directors authorized the repurchase of up to $1 billion of our common stock through 2008, with the timing of the purchases depending on market conditions and other priorities for cash. During 2006, we used $264 million of available cash to repurchase 5.7 million of our outstanding shares. As of December 31, 2006, we had repurchased $537 million of our stock or 11.7 million shares under the current authorization.
Note 23: Share-Based Compensation Plans
We have various stock-based compensation plans for directors, executives and employees.
1999 Stock Plan
Under this plan, as amended in 2001 and 2004, we may grant as options or restricted stock up to 29 million shares of common stock with no more than 3 million of these shares granted to any employee as options over a five-year period. No more than 50% of the shares in this plan can be issued as restricted stock. Awards under this plan may be granted to our employees and directors. Options granted under this plan in 2006, 2005 and 2004 were granted at the fair market value on the date of grant and generally vest over three years expiring within 10 years of the grant date. As of December 31, 2006, approximately 14.6 million shares were issuable under this plan.
Non-Employee Directors’ Stock Plans of 1997 and 2005
Under the 1997 Non-Employee Directors’ Stock Plan, directors receive half of their annual retainer in deferred stock. Each share of deferred stock represents the right to receive one share of our common stock upon leaving the board. Directors may also elect to defer all or part of their cash compensation into deferred stock. Annual compensation expense is recorded equal to the number of deferred stock shares awarded multiplied by the market value of our common stock on the date of award. Additionally, directors receive dividend equivalents on each share of deferred stock, payable in deferred stock, equal to the dividend paid on a share of common stock. As a result of provisions of the “American Jobs Creation Act of 2004,” enacted in November 2004, we replaced the Non-Employee Directors’ Stock Plan of 1997 with a new plan which was approved by the stockholders at the May 2005 Annual Meeting of Stockholders. The new plan has the provisions required by this legislation but otherwise has the same terms as the old plan.

Rohm and Haas Company Non-Qualified Savings Plan
Under this plan, as amended in 2005, employees above a certain level can add to their retirement savings by deferring compensation into the plan. We match 60% of participant’s contributions, up to 6% of the participant’s compensation in Rohm and Haas Stock Units that are rights to acquire shares of Rohm and Haas Company common stock. Participants can also make an irrevocable election to convert restricted stock on which restrictions are about to lapse into Rohm and Haas Stock Units. We do not match these elections. Due to the adoption of the “American Jobs Creation Act of 2004,” enacted in November 2004, we replaced the Rohm and Haas Company Non-Qualified Savings Plan with a new plan, which was approved by the stockholders at the May 2005 Annual Meeting of Stockholders. The new plan has the provisions required by this legislation but otherwise has the same terms as the old plan.
Share-Based Compensation Overview
The majority of our share-based compensation awards are granted in restricted stock and restricted stock units (“restricted stock”), and non-qualified stock options. For the years ended December 31, 2006, 2005 and 2004, we recognized approximately $48 million, $50 million and $22 million, respectively, of pre-tax expense related to share-based compensation, and a related income tax benefit of $16 million, $17 million and $8 million, respectively. Approximately $11 million, $6 million and $4 million of the total expense was related to liability awards for the years ended December 31, 2006, 2005 and 2004, respectively. Approximately $5 million, zero, and zero in share-based liabilities were actually paid as of December 31, 2006, 2005, and 2004, respectively.
Of the total expense recorded in 2006, approximately $31 million was a component of selling and administrative expense, $9 million was a component of cost of sales, and $8 million was a component of research and development. The amount of compensation cost capitalized was not material.
During the first quarter of 2005, we became aware of a provision of SFAS No. 123, which resulted in an acceleration of our share-based compensation for retirement eligible employees where our plans provide for immediate vesting of share-based compensation upon their retirement. This resulted in a one-time adjustment of approximately $12 million pre-tax, which related to prior periods.
Effective January 1, 2006, we adopted the provisions of Statement of Financial Accounting Standards No. 123R (“SFAS No. 123R”), “Share-Based Payment.” SFAS No. 123R, which is a revision of FASB Statement No. 123 (“SFAS No. 123”), “Accounting for Stock-Based Compensation,” requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based upon their fair values. Because we adopted the fair value method of recording stock-based compensation as defined in SFAS No. 123 on January 1, 2003, all options granted prior to January 1, 2003 were fully vested as of January 1, 2006. Therefore, the adoption of SFAS No. 123R did not materially impact our consolidated results of operations. However, we are required to comply with the following provisions of SFAS No. 123R, which also did not materially impact our consolidated results:
•	Forfeiture rate – SFAS No. 123R requires the recognition of expense only for awards that will eventually vest. The provision requires pre-vesting forfeitures to be estimated at the time of grant and modified, if necessary, if actual forfeitures differ from estimated forfeitures. Our forfeiture rates were based upon historical share-based compensation cancellations through December 31, 2005. The estimated forfeiture rates resulted in an immaterial adjustment to current unvested awards.

•	Tax benefits – SFAS No. 123R requires tax benefits resulting from share-based compensation in excess of compensation cost recognized to be classified as financing cash flows in the Consolidated Statements of Cash Flows. Prior to the adoption of SFAS No. 123R, tax benefits resulting from share-based compensation were classified as operating cash flows.

•	Tax windfall pool – SFAS No. 123R requires companies to calculate a cumulative pool of tax windfalls, offset by tax shortfalls, using historical data from the original implementation date of SFAS No. 123. We have calculated a tax windfall pool as of December 31, 2006; therefore, any future tax shortfalls related to share-based compensation should be charged against additional paid-in capital up to the amount of our windfall pool.

Stock Options
Our stock options generally vest over three years, with one-third vesting each year. We recognize expense for our stock options using the straight-line method over the requisite service period. Our options generally expire ten years after the grant date. The total value of compensation expense for stock options is equal to the fair value of the award on the grant date. We calculate the fair value of stock options utilizing the Black-Scholes option-pricing model. For the years ended December 31, 2006, 2005 and 2004, we recognized approximately $8 million, $13 million and $6 million, respectively, of pre-tax compensation expense in the Consolidated Statements of Operations for stock options, and a related income tax benefit of $2 million, $4 million and $2 million, respectively.
A summary of our stock options as of December 31, 2006, is presented below:

			Weighted-
			Average
		Weighted-	Remaining	Aggregate
	Shares	Average	Contractual	Intrinsic
	(000’s)	Exercise Price	Term	Value (000’s)
Outstanding at January 1, 2004	11,246	$34.29
Granted	737	40.20
Forfeited	(163)	36.62
Exercised	(1,589)	30.27

Outstanding at December 31, 2004	10,231	35.30
Granted	705	48.60
Forfeited	(108)	40.03
Exercised	(2,404)	33.99

Outstanding at December 31, 2005	8,424	36.73
Granted	791	50.37
Forfeited	(97)	47.65
Exercised	(2,205)	34.16		$36,062

Outstanding at December 31, 2006	6,913	38.96	5.36	$84,090

Options exercisable at December 31, 2006	5,573	$36.69	4.59	$80,411
As of December 31, 2006, 2005, and 2004, the weighted average fair value of options granted was $12.73, $13.84, and $12.08, respectively.
As of December 31, 2006, there was $5 million of unrecognized compensation cost related to unvested stock options, which is expected to be recognized over a weighted-average period of approximately 1.1 years.

The Black-Scholes option-pricing model was used to estimate the fair value for each grant made under the Rohm and Haas plan during the year. The following are the weighted-average assumptions used for all shares granted in the years indicated:

	2006	2005	2004

Volatility	28.83	30.47	33.85
Risk-free interest rate	4.67%	4.08%	3.32%
Dividend yield	3.26%	1.83%	2.24%
Expected life (in years)	6	5	6
•	The volatility rate is based upon historical stock price over the expected life of the option.

•	The risk-free interest rate assumption is based upon observed interest rates appropriate for the expected life of the option.

•	The dividend yield rate was based upon historical information as well as estimated future dividend payouts.

•	The expected life is based upon the “simplified” method, which is defined in Staff Accounting Bulletin No. 107.
The following table summarizes information about stock options outstanding and exercisable at December 31, 2006:

	Options Outstanding		Options Exercisable
		Weighted-
	Number	Average		Number
Range of Exercise	Outstanding	Remaining Life	Weighted-Average	Exercisable	Weighted-Average
Prices	(000’s)	(Years)	Exercise Price	(000’s)	Exercise Price

$20 - 25	111	1.66	$21.76	111	$21.76
25 - 30	691	5.48	28.25	691	28.25
30 - 35	1,198	3.74	32.94	1,198	32.94
35 - 40	2,994	5.08	39.16	2,801	39.09
40 - 46	544	2.90	41.40	544	41.40
46 - 50	1,375	8.62	49.55	228	48.60
Restricted Stock
Our restricted stock primarily cliff-vests over three to five years. We recognize expense for our restricted stock using the straight-line method over the requisite service period. The total value of compensation expense for restricted stock is equal to the average of the high and low price of Rohm and Haas Company shares on the date of grant. Total pre-tax compensation expense recognized in the Consolidated Statements of Operations for restricted stock was $26 million, $29 million and $13 million in the years ended December 31, 2006, 2005 and 2004, respectively.
A summary of our restricted stock as of December 31, 2006, is presented below:

		Weighted-
		Average Fair	Aggregate
		Value Per	Intrinsic Value
	Shares (000’s)	Share	(000’s)

Nonvested at January 1, 2004	1,351	$22.91
Granted	758	40.68
Forfeited	(53)	30.83
Vested	(102)	33.05

Nonvested at December 31, 2004	1,954	33.52
Granted	555	47.82
Forfeited	(92)	47.82
Vested	(218)	27.47

Nonvested at December 31, 2005	2,199	37.25
Granted	614	50.16
Forfeited	(130)	40.24
Vested	(133)	36.82	$6,569

Nonvested at December 31, 2006	2,550	$40.23

As of December 31, 2006, there was $44 million of unrecognized compensation cost related to unvested restricted stock, which is expected to be recognized over a weighted-average period of approximately 2.0 years.
Long-term Performance Share Plan (“LTPSP”)
We grant executives share-based liability awards (amounts settled in cash) and equity awards whose vesting is contingent upon meeting various performance goals, including return on net assets and our company stock performance against peers. We calculate the fair value of the market-based component of the equity award using a lattice model. Shares related to our long-term incentive plan vest over a period of 3 years. Total pre-tax compensation expense recognized in the Consolidated Statements of Operations for our LTPSP was $14 million, $8 million, and $3 million for the years ended December 31, 2006, 2005 and 2004, respectively.
As of December 31, 2006, there was $13 million of total unrecognized compensation cost related to nonvested share-based compensation awards granted under our performance plan; that cost is expected to be recognized over a period of approximately 1.7 years.
Financial Accounting Standards Board Statement No. 148 (“SFAS No. 148”)
The disclosure requirements of SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure,” which allowed us to adopt SFAS No. 123 prospectively, provide that the pro forma net earnings and net earnings per share be presented as if the fair value based method had been applied to all awards granted to employees, not just awards granted after the date of adoption. All of our options issued prior to January 1, 2003, the date we adopted SFAS No. 123, fully vested in the first quarter of 2005; therefore, our share-based employee compensation expense from the second quarter of 2005 going forward is equal to total share-based employee compensation expense determined under fair value-based method. See table below for the effect of SFAS No. 123 on 2004 net earnings from continuing operations.

(in millions, except per share amounts)	2004

Net earnings from continuing operations, as reported	$484

Add: Share-based employee compensation expense included in reported net earnings, after-tax	13

Deduct: Total share-based compensation expense determined under the fair-value based method for all awards, net of related tax effects	(26)

Pro forma net earnings from continuing operations	$471

2004

Net earnings per share from continuing operations
Basic, as reported	$2.17
Basic, pro forma	2.11

Diluted, as reported	$2.16
Diluted, pro forma	2.10
Note 24: Accumulated Other Comprehensive Loss
The components of accumulated other comprehensive loss are as follows:

(in millions)	2006	2005	2004

Cumulative translation adjustments	$10	$12	$25
Minimum pension liability adjustments	—	(122)	(101)
Unrecognized losses and prior service cost, net, on pension and postretirement obligations	(330)	—	—
Net gain (loss) on derivative instruments	4	5	(4)

Accumulated other comprehensive loss	$(316)	$(105)	$(80)

Note 25: Leases
We lease certain properties and equipment used in our operations, primarily under operating leases. Most lease agreements require minimum lease payments plus a contingent rental based upon equipment usage and escalation factors. Total net rental expense incurred under operating leases amounted to $81 million, $77 million and $80 million in 2006, 2005 and 2004, respectively.
Total future minimum lease payments under the terms of non-cancelable operating leases are as follows:

Future
Minimum Lease
(in millions)	Payments

2007	$62
2008	41
2009	31
2010	22
2011	18
Note 26: Contingent Liabilities, Guarantees and Commitments
We are a party in various government enforcement and private actions associated with former waste disposal sites, many of which are on the U.S. Environmental Protection Agency’s (“EPA”) National Priority List, where remediation costs have been or may be incurred under the Federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) and similar state statutes. In some of these matters we may also be held responsible for alleged property damage. We have provided for future costs, on an undiscounted basis, at certain of these sites. We are also involved in corrective actions at some of our manufacturing facilities.
We consider a broad range of information when we determine the amount necessary for remediation accruals, including available facts about the waste site, existing and proposed remediation technology and the range of costs of applying those technologies, prior experience, government proposals for this or similar sites, the liability of other parties, the ability of other potentially responsible parties (“PRPs”) to pay costs apportioned to them and current laws and regulations. We assess the accruals quarterly and update these as additional technical and legal information becomes available. However, at certain sites, we are unable, due to a variety of factors, to assess and quantify the ultimate extent of our responsibility for study and remediation costs.
➢ Remediation Reserves and Reasonably Possible Amounts
Reserves for environmental remediation that we believe to be probable and estimable are recorded appropriately as current and long-term liabilities in the Consolidated Balance Sheets. The amounts charged to pre-tax earnings for environmental remediation and related charges are included in cost of goods sold and are presented below:

(in millions)	Balance

December 31, 2004	$137
Amounts charged to earnings	38
Spending	(28)

December 31, 2005	$147
Amounts charged to earnings	25
Spending	(31)

December 31, 2006	$141

In addition to accrued environmental liabilities, there are costs which have not met the definition of probable, and accordingly, are not recorded in the Consolidated Balance Sheets. We have identified reasonably possible loss contingencies related to environmental matters of approximately $120 million, $110 million and $80 million at December 31, 2006, 2005 and 2004, respectively.

Further, we have identified other sites where future environmental remediation may be required, but these loss contingencies cannot be reasonably estimated at this time. These matters involve significant unresolved issues, including the number of parties found liable at each site and their ability to pay, the interpretation of applicable laws and regulations, the outcome of negotiations with regulatory authorities, and alternative methods of remediation.
Except as noted below, we believe that these matters, when ultimately resolved, which may be over an extended period of time, will not have a material adverse effect on our consolidated financial position, but could have a material adverse effect on consolidated results of operations or cash flows in any given period.
Our significant sites are described in more detail below.
➢ Wood-Ridge/Berry’s Creek
The Wood-Ridge, New Jersey site (“Site”), and Berry’s Creek, which runs past this Site, are areas of environmental significance to the Company. The Site is the location of a former mercury processing plant acquired many years ago by a company later acquired by Morton International, Inc. (“Morton”). Morton and Velsicol Chemical Corporation (“Velsicol”) have been held jointly and severally liable for the cost of remediation of the Site. The New Jersey Department of Environmental Protection issued the Record of Decision documenting the clean-up requirements for the manufacturing site in October 2006. The Company has submitted a work plan to implement the remediation, and will enter into an agreement or order to perform the work in early 2007. Our exposure at the Site will depend on clean-up costs and on the results of efforts to obtain contributions from others. Velsicol’s liabilities for Site response costs will be addressed through a bankruptcy trust fund established under a court-approved settlement with Velsicol, and other parties, including the government.
With regard to Berry’s Creek, and the surrounding wetlands, EPA has issued letters to over 150 PRPs for performance of a broad scope investigation of risks posed by contamination in Berry’s Creek. Performance of this study is expected to take at least six years to complete. The PRPs are in the process of forming a representative group to negotiate with the EPA. Today, there is much uncertainty as to what will be required to address Berry’s Creek, but investigation and clean-up costs, as well as potential resource damage assessments, could be very high and our share of these costs could possibly be material to the results of our operations, cash flows and consolidated financial position.
➢ Moss Point
During 1996, the EPA notified Morton of possible irregularities in water discharge monitoring reports filed by its Moss Point, Mississippi plant in early 1995. Morton investigated and identified other environmental issues at the plant. An agreement with the EPA, the Department of Justice and the State of Mississippi resolving these historical environmental issues received court approval in early 2001. The accruals established for this matter were sufficient to cover the costs of the settlement. All operations at this Moss Point facility have now been terminated. Environmental investigation and interim remedial measures are proceeding pursuant to the court approved agreement.
In December 2002, a complaint was filed in Mississippi on behalf of over 700 plaintiffs against Morton, Rohm and Haas, Joseph Magazzu, a former Morton employee, and the Mississippi Department of Environmental Quality alleging personal injury and property damage caused by environmental contamination. In April 2005, this complaint was dismissed, without prejudice, with respect to all the plaintiffs. Similar complaints were filed in Mississippi on behalf of approximately 1,800 other plaintiffs; however, all but about 40 of these plaintiffs failed to comply with a court ruling that required plaintiffs to provide basic information on their claims to avoid dismissal. The remaining plaintiffs are individual plaintiffs since Mississippi procedural rules do not permit class actions. At this time, we see no basis for the claims of any of the plaintiffs and we are vigorously defending against them.
➢ Paterson
We closed the former Morton plant at Paterson, New Jersey in December 2001, and are currently undertaking remediation of the site under New Jersey’s Industrial Site Recovery Act. We removed contaminated soil from the site and constructed an on-site remediation system for residual soil and groundwater contamination. Off-site investigation of contamination is ongoing.

➢ Martin Aaron Superfund Site
Rohm and Haas is a PRP at this Camden, New Jersey former drum recycling site. We are participating in a PRP group to address cost allocation and technical issues. U.S. EPA Region 2 has issued a Record of Decision (“ROD”) specifying a remedy for the site. The New Jersey Department of Environmental Protection (“NJDEP”) presented a past cost and Natural Resource Damages claim to the PRP Group. The PRP Group is negotiating a Consent Decree with EPA and NJDEP to conduct a remediation at the site.
➢ Groundwater Treatment and Monitoring
Major remediation for certain sites, such as Kramer, Whitmoyer, Woodlands and Goose Farm has been completed. We are continuing groundwater remediation and monitoring programs. Reserves for these costs have been established.
➢ Manufacturing Sites
We also have accruals for enforcement and corrective action programs under governmental environmental laws at several of our manufacturing sites. The more significant of these accruals for corrective action, in addition to those presented above, have been recorded for the following sites: Bristol, Pennsylvania; Philadelphia, Pennsylvania; Houston, Texas; Louisville, Kentucky; Ringwood, Illinois; Apizaco, Mexico; Jacarei, Brazil; Jarrow, U.K.; Lauterbourg, France; and Mozzanica, Italy.
Insurance Litigation
We have actively pursued lawsuits over insurance coverage for certain environmental liabilities. It is our practice to reflect environmental insurance recoveries in the results of operations for the quarter in which the litigation is resolved through settlement or other appropriate legal processes. These resolutions typically resolve coverage for both past and future environmental spending and involve the “buy back” of the policies and have been included in cost of goods sold. We settled with several of our insurance carriers and recorded pre-tax earnings of approximately $9 million, $8 million and $13 million for the years ended December 31, 2006, 2005 and 2004, respectively. In addition, litigation is pending regarding insurance coverage for certain Ringwood plant environmental lawsuits and certain premises asbestos cases regarding the Weeks Island facility.
Self-Insurance
We maintain deductibles for general liability, business interruption and property damage to owned, leased and rented property. These deductibles could be material to our earnings, but they should not be material to our overall financial position. We carry substantial excess general liability, property and business interruption insurance above our deductibles. In addition, we meet all statutory requirements for automobile liability and workers’ compensation.
Other Litigation
In December 2006, the federal government sued Waste Management of Illinois, Morton and Rohm and Haas for $1 million in un-reimbursed costs and interest for the H.O.D. landfill, a closed waste disposal site, owned and operated by Waste Management and a predecessor company, located in Antioch, Lake County, Illinois.
In November 2006, a complaint was filed in the United States District Court for the Western District of Kentucky by individuals alleging that their persons or properties were invaded by particulate and air contaminants from the Louisville plant. The complaint seeks class action certification alleging that there are hundreds of potential plaintiffs residing in neighborhoods within two miles of the plant. We have not yet been served with the complaint.
In April 2006 and thereafter, lawsuits were filed against Rohm and Haas claiming that the Company’s Ringwood, Illinois plant contaminated groundwater and air that allegedly reached properties a mile south of the plant site. Also sued were the owner of a plant site neighboring our facility and a company which leases a portion of our facility. An action brought in federal court in Philadelphia, Pennsylvania, seeks certification of a class comprised of the owners and residents of about 500 homes in McCullom Lake Village, seeking medical monitoring and compensation for alleged property value diminution, among other things. In addition, lawsuits were filed in the Philadelphia Court of Common Pleas by sixteen individuals who claim that contamination from the plants has resulted in cancer (primarily of the brain). We believe that these lawsuits are without merit and we intend to defend them vigorously.
Rohm and Haas, Minnesota Mining and Manufacturing Company (3M) and Hercules, Inc. have been engaged in remediation of the Woodland Sites (“Sites”), two waste disposal locations in the New Jersey Pinelands, under various NJDEP orders since the early 1990s. Remediation is complete at one site and substantially complete at the other. In

February 2006, a lawsuit was filed in state court in Burlington County, New Jersey by NJDEP and the Administrator of the New Jersey Spill Compensation Fund against these three companies and others for alleged natural resource damages relating to the Sites. In June 2006, after the lawsuit was served, the defendants filed a notice of removal of the action to the federal court in Camden, New Jersey. This lawsuit presents significant legal and public policy issues, including the fundamental issue of whether there are any “damages,” and the Company intends to defend it vigorously.
In January 2006 and thereafter, civil lawsuits were filed against Rohm and Haas and other chemical companies in U.S. federal court, alleging violation of antitrust laws in the production and sale of methyl methacrylate (“MMA”) and polymethylmethacrylates (“PMMA”). The various plaintiffs sought to represent a class of direct or indirect purchasers of MMA or PMMA in the United States from January 1, 1995 through December 31, 2003. The lawsuits referred to an investigation of certain chemical producers by the European Commission in which Rohm and Haas was not involved in any way. However, in September 2006, both the direct purchasers and the indirect purchasers filed amended complaints in which Rohm and Haas was not named as a defendant, and therefore the Company is no longer a party to these lawsuits. In addition, a plaintiff who brought another United States complaint in late 2006 has agreed to dismiss the Company. Although Rohm and Haas remains a defendant in a similar lawsuit filed in Canada, the Company believes the Canadian lawsuit is without merit as to Rohm and Haas, and if the company is not dropped from the lawsuit, it intends to defend it vigorously.
In late January 2006, Morton Salt was served with a Grand Jury subpoena in connection with an investigation by the Department of Justice into possible antitrust law violations in the “industrial salt” business. Neither Morton Salt, nor any Morton Salt employee has been charged with any wrongdoing. We are cooperating fully with the governmental investigation.
On December 22, 2005, a federal judge in Indiana issued a decision purporting to grant a class of participants in the Rohm and Haas pension plan the right to a cost-of-living adjustment (“COLA”) as part of the retirement benefit for those who elect a lump sum benefit. The decision contravenes the plain language of the plan, which clearly and expressly excludes a discretionary COLA for participants who elect a lump sum. We feel strongly that our plan fully complies with applicable law and therefore the judge’s decision is contrary to law. The judge has certified the question, enabling us to take an immediate appeal to the Seventh Circuit Court of Appeals and the Seventh Circuit has agreed to hear the appeal. We are awaiting a briefing schedule from that court. Were the decision to stand, the pension trust could be required to pay a COLA benefit to those plan participants who elected a lump sum benefit during the class period.
In August 2005, three actions were filed in the Philadelphia Court of Common Pleas relating to brain cancer incidence among employees who worked at our Spring House, Pennsylvania research facility. Two actions, which are now stayed pending the outcome of parallel workers’ compensation proceedings, were filed on behalf of individuals; the third is a class-action complaint which seeks a medical monitoring program for about 6,000 current and former Spring House employees. The complaint alleges that the number of brain cancer cases exceeds normal occurrence rates and allege that the cancers were caused by workplace chemical exposure. Our ongoing epidemiological studies have not found an association between anything in the Spring House workplace and brain cancer. The Company believes that these actions have no merit and is actively defending against them. In April 2006, the court dismissed the medical monitoring case as barred by Pennsylvania Workers’ Compensation Law and later stayed the case. The dismissal is now on appeal, and the plaintiff filed a Workers’ Compensation Petition seeking medical monitoring on his behalf and on behalf of others similarly situated. The Company is seeking dismissal of an additional action filed by the plaintiff in the Pennsylvania Commonwealth Court relating to his Workers’ Compensation Petition which the Company asked the court to dismiss.
In February 2003, the United States Department of Justice and antitrust enforcement agencies in the European Union, Canada and Japan initiated investigations into possible antitrust violations in the plastics additives industry. In April 2006, we were notified that the grand jury investigation in the United States had been terminated and no further actions would be taken against any parties. In August of 2006, Rohm and Haas was informed by the Canadian Competition Bureau that it was terminating its investigation having found insufficient evidence to warrant a referral to the Attorney General of Canada. In January 2007, we were advised that the European Commission has closed its impact modifier investigation. We previously reported that the Japanese Fair Trade Commission brought proceedings against named Japanese plastics additives producers but did not initiate action against Rohm and Haas and no further action is expected.
In civil litigation on plastics additives matters, we are a party to nine private federal court civil antitrust actions that have been consolidated in the U.S. District Court for the Eastern District of Pennsylvania, including one that originally had been filed in State Court in Ohio and another involving an individual direct purchaser claim that was filed in federal court in Ohio. These actions have been brought against Rohm and Haas and other producers of plastics additives products by direct purchasers of these products and seek civil damages as a result of alleged violations of the antitrust laws. The named plaintiffs in all but one of these actions are seeking to sue on behalf of all similarly situated purchasers of plastics additives products. Federal law provides that persons who have been injured by violations of Federal antitrust law may recover three times their actual damages plus attorneys’ fees. In the fall of 2006, the court issued an order certifying six subclasses of direct purchasers premised on the types of plastics additives products that have been identified in the litigation. The defendants sought reconsideration of the certification order, and on December 20, 2006, the court denied reconsideration and reissued its order certifying the six subclasses. The court’s certification order is under appeal. In addition, in August 2005, a new indirect purchaser class action antitrust complaint was filed in the U.S. District Court for the Eastern District of Pennsylvania, consolidating all but one of the indirect purchaser cases that previously had been filed in various state courts, including Tennessee, Vermont, Nebraska, Arizona, Kansas and Ohio. The court has dismissed from the consolidated action the claims arising from the states of Nebraska, Kansas and Ohio, and allowed the claims from Arizona, Tennessee and Vermont to continue. The only remaining state court indirect action is the one filed in California. Our internal investigation has revealed no wrongdoing. We believe these cases are without merit as to Rohm and Haas, and we continue to vigorously defend against these actions.
As a result of the bankruptcy of asbestos producers, plaintiffs’ attorneys have focused on peripheral defendants, including our company, which had asbestos on its premises. Historically, these premises cases have been dismissed or settled for minimal amounts because of the minimal likelihood of exposure at our facilities. We have reserved amounts for premises asbestos cases that we currently believe are probable and estimable.
There are also pending lawsuits filed against Morton related to employee exposure to asbestos at a manufacturing facility in Weeks Island, Louisiana with additional lawsuits expected. We expect that most of these cases will be dismissed because they are barred under workers’ compensation laws. However, cases involving asbestos-caused malignancies may not be barred under Louisiana law. Subsequent to the Morton acquisition, we commissioned medical studies to estimate possible future claims and recorded accruals based on the results.
Morton has also been sued in connection with asbestos-related matters in the former Friction Division of the former Thiokol Corporation, which merged with Morton in 1982. Settlement amounts to date have been minimal and many cases have closed with no payment. We estimate that all costs associated with future Friction Division claims, including defense costs, will be well below our insurance limits.
We are also parties to litigation arising out of the ordinary conduct of our business. Recognizing the amounts reserved for such items and the uncertainty of the ultimate outcomes, it is our opinion that the resolution of all these pending lawsuits, investigations and claims will not have a material adverse effect, individually or in the aggregate, upon our results of operations, cash flows or consolidated financial position.
Indemnifications
In connection with the divestiture of several of our operating businesses, we have agreed to retain, and/or indemnify the purchaser against, certain liabilities of the divested business, including liabilities relating to defective products sold by the business or environmental contamination arising or taxes accrued prior to the date of the sale. Our indemnification obligations with respect to these liabilities may be indefinite as to duration and may or may not be subject to a deductible, minimum claim amount or cap. As such, it is not possible for us to predict the likelihood that a claim will be made or to make a reasonable estimate of the maximum potential loss or range of loss. No company assets are held as collateral for these indemnifications and no specific liabilities have been established for such guarantees.

Note 27: New Accounting Pronouncements
Fair Value Option For Financial Assets and Financial Liabilities
In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” which provides companies with an option to report selected financial assets and liabilities at fair value in an attempt to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. This Statement is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that election within the first 120 days of that fiscal year and also elects to apply the provisions of SFAS No. 157. We are currently assessing the impact to our Consolidated Financial Statements.
Accounting for Planned Major Maintenance Activities
In September 2006, the FASB issued Staff Position (FSP) AUG AIR-1, which addresses the accounting for planned major maintenance activities. The FASB believes that the accrue-in-advance method of accounting for planned major maintenance activities results in the recognition of liabilities that do not meet the definition of a liability in FASB Concepts Statement No. 6, “Elements of Financial Statements,” because it causes the recognition of a liability in a period prior to the occurrence of the transaction or event obligating the entity. This FSP prohibits the use of the accrue-in-advance method of accounting for planned major maintenance activities in annual and interim financial reporting periods beginning January 1, 2007. We do not believe it will have a material impact to our Consolidated Financial Statements.
Employers’ Accounting for Defined Benefit Pension and Other Postretirement Benefit Plans
In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.” This statement amends SFAS Nos. 87, 88, 106 and 132(R). SFAS No. 158 requires employers to recognize the overfunded or underfunded status of a defined benefit plan as an asset or liability in the statement of financial position, and to recognize annual changes in gains or losses, prior service costs, or other credits that have not been recognized as a component of net periodic pension cost, net of tax through comprehensive income. SFAS No. 158 also requires an employer to measure defined benefit plan assets and obligations as of the date of its year-end statement of financial position, with limited exceptions. See Note 9 for further discussion.
Fair Value Measurements
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement is effective for financial statements issued in 2008. We are currently assessing the impact to our Consolidated Financial Statements.
Quantifying Misstatements
In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) No. 108, “Quantifying Misstatements.” In recent years, the SEC has voiced concerns over registrants’ exclusive reliance on either a balance sheet or income statement approach in quantifying financial statement misstatements. SAB No. 108 states that registrants should use both a balance sheet approach and income statement approach when quantifying and evaluating the materiality of a misstatement. The SAB also provides guidance on correcting errors under the dual approach as well as transition guidance for correcting previously immaterial errors that are now considered material based on the approach in the SAB. We have adopted SAB No. 108 as of December 31, 2006, and it did not have a material impact to our Consolidated Financial Statements.
Accounting for Uncertainty in Income Taxes
In July 2006, the FASB issued Financial Accounting Standards Board Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes.” FIN No. 48 is an interpretation of SFAS No. 109, “Accounting for Income Taxes.” FIN No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in an enterprise’s tax return. This interpretation also provides guidance on the derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition of tax positions. The recognition threshold and measurement attribute is part of a two step tax position evaluation process prescribed in FIN No. 48. FIN No. 48 is effective after the beginning of an entity’s first fiscal year that begins after December 15, 2006. We will adopt FIN No. 48 as of January 1, 2007. We are currently assessing the impact to our Consolidated Financial Statements.
Accounting for Servicing of Financial Assets
In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets an Amendment of FASB Statement No. 140.” SFAS No. 156 amends SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS No. 156 is effective after the beginning of an entity’s first fiscal year that begins after September 15, 2006. We will adopt SFAS No. 156 as of January 1, 2007, and do not believe it will have a material impact to our Consolidated Financial Statements.
Certain Hybrid Financial Instruments
In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments.” SFAS No. 155 amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS No. 155 permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, and establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation. In addition, SFAS No. 155 clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and amends SFAS No. 140 to eliminate the prohibition on a qualifying special purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. We will adopt SFAS No. 155 as of January 1, 2007, and we will apply the provisions of SFAS No. 155 if and when required.
Non-monetary Transactions
In December 2005, the EITF issued EITF No. 04-13, “Accounting for Purchases and Sales of Inventory with the Same Counterparty” to clarify under what circumstances two or more transactions with the same counterparty (counterparties) should be viewed as a single non-monetary transaction within the scope of Accounting Principles Board (“APB”) Opinion No. 29, “Accounting for Nonmonetary Transactions.” In addition, EITF No. 04-13 clarifies whether there are any circumstances under which the transactions should be recognized at fair value if non-monetary transactions within the scope of APB No. 29 involve inventory. EITF No. 04-13 is effective for new arrangements entered into, or modifications or renewals of existing arrangements, in interim or annual periods beginning after March 15, 2006. The adoption of EITF No. 04-13 in the second quarter of 2006 did not have a material impact on our financial position, results of operations or cash flows.
Inventory Costs
In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4” (“SFAS No. 151”). SFAS No. 151 amends Accounting Research Bulletin No. 43, Chapter 4, to clarify that abnormal amounts of idle facility expense, freight, handling costs and wasted materials (spoilage) should be recognized as current-period charges. In addition, SFAS No. 151 requires that allocation of fixed production overhead to inventory be based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of SFAS No. 151 did not have a material impact on our financial position, results of operations or cash flows.
Accounting Changes and Error Corrections
In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS No. 154”) which replaces APB Opinion No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements-An Amendment of APB Opinion No. 28.” SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, or the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of a material error. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We adopted the applications of SFAS No. 154 beginning January 1, 2006 and it did not have a material effect to the Consolidated Financial Statements.

Note 28: Summarized Quarterly Data (unaudited)
Quarterly Results of Operations (unaudited)
(2006 Quarterly Reports)

	1st	2nd	3rd	4th	Year
(in millions, except share data)	Quarter	Quarter	Quarter	Quarter	2006

Net sales	$2,058	$2,081	$2,065	$2,026	$8,230
Gross profit	645	631	604	603	2,483
Provision for restructuring and asset impairments	4	—	6	17	27
Net earnings from continuing operations	207	192	189	167	755
Net earnings	207	166	186	176	735

Basic earnings per share, in dollars:
From continuing operations(1)	0.94	0.88	0.87	0.77	3.45
Net earnings(1)	0.94	0.75	0.86	0.81	3.36

Diluted earnings per share, in dollars:
From continuing operations(1)	0.93	0.87	0.86	0.76	3.41
Net earnings(1)	0.93	0.75	0.85	0.80	3.32
Note:

(1)	Earnings per share for the year may not equal the sum of quarterly earnings per share due to changes in weighted average share calculations.
Quarterly Results of Operations (unaudited)
(2005 Quarterly Reports)

	1st	2nd	3rd	4th	Year
(in millions, except share data)	Quarter	Quarter	Quarter	Quarter	2005

Net sales	$1,993	$1,978	$1,927	$1,987	$7,885
Gross profit	603	588	572	610	2,373
Provision for restructuring and asset impairments	(4)	33	(2)	71	98
Net earnings from continuing operations	153	172	163	128	616
Net earnings	159	178	169	131	637

Basic earnings per share, in dollars:
From continuing operations(1)	0.68	0.77	0.74	0.58	2.78
Net earnings(1)	0.71	0.80	0.76	0.60	2.87

Diluted earnings per share, in dollars:
From continuing operations(1)	0.69	0.76	0.73	0.58	2.75
Net earnings(1)	0.70	0.79	0.76	0.59	2.85
Note:

(1)	Earnings per share for the year may not equal the sum of quarterly earnings per share due to changes in weighted average share calculations.

Note 29: Subsequent Events
On January 4, 2007, we completed the formation of Viance, LLC, a joint venture company jointly owned by Rohm and Haas and Chemical Specialties, Inc. (CSI), a wholly owned subsidiary of Rockwood Holdings, Inc. Rohm and Haas has paid CSI $77 million to create the new company, which combines the wood biocides business of Rohm and Haas and the wood protection chemicals business of CSI.
On February 5, 2007, we declared a regular quarterly dividend of $0.33 per common share. This dividend will be payable on March 1, 2007 to shareholders of record at the close of business on February 16, 2007.